Exhibit 6.17

LEASE AGREEMENT

LANDLORD:	FORBES/COHEN FLORIDA PROPERTIES LIMITED
PARTNERSHIP, a Michigan limited partnership

TENANT:	IMPOSSIBLE KICKS TWO, LLC

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Section 25.08 Recording	24
Section 25.09 Furnishing of Financial Statements	24
Section 25.10 Transfer of Landlord’s Interest	24
Section 25.11 Floor Area	24
Section 25.12 Notices to Landlord’s Mortgagee	25
Section 25.13 Liability of Landlord	25
Section 25.14 Accord and Satisfaction	25
Section 25.15 Execution of Lease; No Option	25
Section 25.16 Governing Law	25
Section 25.17 Notice Concerning Radon Gas	25

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

OTHER EXHIBITS

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THE GARDENS

Palm Beach Gardens, Florida

LEASE

THIS LEASE is made between the Landlord and the Tenant hereinafter identified in Sections 1.01(b) and (c) hereof, respectively, and constitutes a Lease between the parties of the “Premises” as identified in Section 1.01(d) hereof on the terms and conditions and with and subject to the covenants and agreements of the parties hereinafter set forth.

W I T N E S S E T H:

ARTICLE I BASIC LEASE PROVISIONS

Section 1.01 Basic Lease Provisions. The following are certain lease provisions which are part of and, in certain instances, referred to in subsequent provisions of this Lease:

(a)	Date of Lease:

(b)	Landlord:	FORBES/COHEN FLORIDA PROPERTIES LIMITED PARTNERSHIP, a Michigan limited partnership

(c)	Tenant:	IMPOSSIBLE KICKS TWO, LLC

(d)	Premises:	P-219 (Approximately 2,626 square feet)	(Section 2.01)

(e)	Commencement Date:	June 1, 2023	(Section 2.03(b))

Upon the Commencement Date of the term of this Lease, that certain License Agreement by and between Landlord and Tenant dated August 17, 2021, covering Space P-219, shall terminate subject to the payment by Tenant of rental and all other charges due and owing or which shall have accrued up to the date of termination.

(f)	Expiration Date:	January 31, 2026	(Section 2.04)

(g)	Minimum Rent:	(Section 3.01)

Commencement Date through the twelfth (12th) calendar month of the term:

per annum.

During the thirteenth (13th) calendar month through the twenty-fourth (24th) calendar month of the term:

per annum.

During the twenty-fifth (25th) calendar month through the Expiration Date:

per annum.

For purposes of this Section 1.01(h) and Section 1.01(i) below, the first calendar month shall be a period commencing on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs.

(h)	Address for Rental Payments to Landlord:	(Section 3.01)

Forbes/Cohen Florida Properties Limited Partnership

16156 Collections Center Drive

Chicago, Illinois 60693

(i)	Percentage Rent:	(Section 3.02(a))

Nine percent (9%) (the “Percentage Rent Factor”) of Gross Sales per Lease Year in excess of the following amounts:

Commencement Date through the twelfth (12th) calendar month of the term:

Two Million Three Hundred Sixty-Three Thousand Four Hundred and 00/100ths Dollars ($2,363,400.00) per annum (“Minimum Gross Sales”).

During the thirteenth (13th) calendar month through the twenty-fourth (24th) calendar month of the term:

Two Million Four Hundred Thirty-Four Thousand Three Hundred Two and 00/100ths Dollars ($2,434,302.00) per annum (“Minimum Gross Sales”).

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During the twenty-fifth (25th) calendar month through the Expiration Date:

Two Million Five Hundred Seven Thousand Three Hundred Thirty-One and 06/100ths Dollars ($2,507,331.06) per annum (“Minimum Gross Sales”).

For any Lease Year during which two Minimum Gross Sales figures are applicable, the annual Minimum Gross Sales figure shall be determined by multiplying each Minimum Gross Sales figure by a fraction, the numerator of which is the number of days that the Minimum Gross Sales figure was in effect and the denominator of which is 365, and then adding the two resulting products together.

Such “Minimum Gross Sales” figure shall be reduced for any partial Lease Year in the proportion that the number of days in the partial Lease Year bears to 365.

(j)	Tenant’s Use:	(Section 7.01)

For the retail, RESALE ONLY, of limited-edition sneaker brands, along with the retail sale of streetwear clothing and accessories provided such clothing and accessories shall be brands of a quality and price point comparable to: Bape, Chrome Hearts, VLONE, Supreme, ASSC, and Essentials. In no event shall Tenant sell any luxury branded product (for example, Tenant may not sell brands such as Gucci, Louis Vuitton, Hermes, etc., unless authorized to do so by written agreement from the company or companies authorized to license the sale of the branded item). Tenant shall not sell or offer for sale any product which is counterfeit, and Tenant shall not sell or offer for sale any product or service which Tenant is not licensed and authorized to sell (by the owner/licensor of the particular trademark, logo, proprietary design, service or other intellectual property).

(k)	Radius:	Ten (10) miles	(Section 7.05)

(l)	Tenant’s Trade Name:	“Impossible Kicks”	(Section 19.01)

(m)	Annual Promotional Charge:	(Section 19.02)

Five Thousand Two Hundred Fifty-Two and 00/100ths Dollars ($5,252.00) per annum; subject to increases set forth in Section 19.02.

(n)	Security Deposit:	None	(Section 24.01)

(o)	Landlord’s Address for Notices:

100 Galleria Officentre

Suite 427

Southfield, Michigan 48034

(p)	Tenant’s Address for Notices:	(Section 25.05)

Impossible Kicks Two, LLC

300 Spectrum Center Drive, Suite 400

Irvine, California 92618

Tenant’s Address for Invoices:

Impossible Kicks Two, LLC

300 Spectrum Center Drive, Suite 400

Irvine, California 92618

(q)	Guarantor:	None	(Separate Guaranty)

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ARTICLE II GRANT AND TERM; CONSTRUCTION

Section 2.01 Premises. (a) Landlord, in consideration of the rent to be paid and the covenants to be performed by Tenant, does hereby demise and lease unto Tenant, and Tenant hereby rents and hires from Landlord, those certain premises designated in Section 1.01(d) hereof (hereinafter referred to as the “Premises”) in the regional retail development commonly known as “The Gardens”, situated in the City of Palm Beach Gardens, Palm Beach County, Florida, subject to covenants, restrictions and easements of record and the terms and provisions of that certain Ground Lease, dated June 14, 1984, between The Gardens Venture, L.L.C., successor to the Trustees under Trust Agreement, dated December 28, 1983, known as the MacArthur Liquidating Trust, as Lessor, and Landlord, as Lessee, as amended (hereinafter referred to as the “Ground Lease”), and that certain Reciprocal Easement and Operating Agreement now or hereinafter entered into by Landlord with the lessees of the Department Store Sites. It is agreed that the term “The Gardens” as used herein shall mean and refer to the Nordstrom Site, the Macy’s Site, the Bloomingdale’s Site, the Saks Site, the Sears Site and the Shopping Center, all as shown on the site plan which is set forth on pages 1 and 2 of Exhibit “A” hereto, and legal descriptions of which are set forth on Exhibit “B” hereto. It is agreed that, wherever the term “Shopping Center” is used herein, it shall be deemed to exclude the Nordstrom Site, the Macy’s Site, the Bloomingdale’s Site, the Saks Site and the Sears Site, except as otherwise specifically stated herein. In the event Landlord elects to enlarge the Shopping Center and/or The Gardens, any additional area may be included by Landlord in the definition of the Shopping Center and/or The Gardens for purposes of this Lease. Landlord shall also have the right from time to time to include within and/or to exclude from the defined Shopping Center any existing or future areas, and the floor area of the Shopping Center shall be accordingly adjusted.

(b) The exterior walls and the roof of the Premises and the area beneath the Premises are not demised hereunder, and the use thereof, together with the right to locate, both vertically and horizontally, install, maintain, use, repair and replace pipes, utility lines, ducts, conduits, flues, refrigerant lines, drains, sprinkler mains and valves, access panels, wires and structural elements leading through the Premises serving other parts of the Shopping Center, is hereby reserved unto Landlord. Landlord reserves an easement above Tenant’s finished ceiling to the roof, or to the bottom of the floor deck above the Premises, and below the floor of the Premises, for general access purposes and in connection with the exercise of Landlord’s other rights under this Lease.

(c) Landlord reserves the right at any time, and from time to time, to make alterations to, and to build additional stories on the building in which the Premises are located, and to construct other buildings and improvements in the Shopping Center, including any modifications of the common areas in connection therewith, to enlarge or reduce the Shopping Center, to add decks or elevated parking facilities, and to sell or lease any part of the land comprising the Shopping Center, as shown on Exhibit “A”, for the construction thereon of a building(s) to be occupied by a Department Store(s) which may or may not be part of the Shopping Center. Landlord also reserves the right at any time, and from time to time, to change, modify, or abolish any temporary off-site utility serving the Shopping Center. The purpose of Exhibit “A” is to show the approximate location of the Premises within the Shopping Center and Landlord reserves the right at any time to relocate, reduce, enlarge, or reconfigure the various buildings, parking areas and other common areas shown on Exhibit “A”. Tenant hereby consents to the exercise by Landlord of the rights set forth in this Section 2.01(c) and agrees that the exercise of such rights by Landlord shall not diminish Tenant’s obligations under this Lease.

Section 2.02 Construction by Landlord. (a) ~~Simultaneously with the execution and delivery of this Lease, Landlord has delivered possession of the Premises to Tenant.~~ Tenant currently occupies the Premises. Tenant accepts the Premises in its present “as is” condition and acknowledges that Landlord shall not have any obligation to make any improvements in and to the Premises except as provided in Articles XV and XVI hereof.

(b) ~~Notwithstanding the provisions of Section 2.02(a) hereof, until such time as Tenant’s final Working Drawings and Specifications have been approved by Landlord as herein provided, Tenant’s right to enter upon the Premises shall be solely for the purpose of inspection, measurement and obtaining information necessary to prepare architectural drawings. Until Tenant is so deemed to have taken possession, in the event of default by Tenant under Section 2.03 hereof, Landlord, upon notice to Tenant, shall have the right to declare this Lease null and void and of no further force or effect and thereafter may lease the Premises free of any rights of Tenant.~~[INTENTIONALLY DELETED]

(c) ~~In the event the Premises are presently occupied by another tenant, possession of the Premises shall not be delivered to Tenant until a date after the date Landlord obtains possession of the Premises.~~[INTENTIONALLY DELETED]

Section 2.03 Construction by Tenant; Opening. (a) ~~Tenant agrees, prior to the Commencement Date, at Tenant’s sole cost and expense, to provide all work of whatsoever nature in accordance with its obligations set forth in Exhibit “C” as “Tenant’s Work”. Tenant agrees to furnish to Landlord the Store Design Drawings and Working Drawings and Specifications with respect to the Premises prepared in the manner and within the time periods required in Exhibit “C”. No deviation from the final set of plans and specifications, once approved by Landlord, shall be made by Tenant without Landlord’s prior written consent. Approval of the plans and specifications by Landlord shall not constitute the assumption of any responsibility by Landlord or Landlord’s architect for their accuracy, efficacy or sufficiency, and Tenant shall be solely responsible for such items. Unless Landlord otherwise directs in writing, Tenant shall not open the Premises for business until all construction has been completed pursuant to the provisions of Exhibit “C”.~~[INTENTIONALLY DELETED]

(b) ~~Tenant shall complete the performance of Tenant’s Work and open for business to the public from the Premises on or before~~ Tenant’s Opening Date as set forth in Section 1.01(e) hereof. The term of this Lease shall commence upon the earlier to occur of Tenant’s Opening ~~Date and the date Tenant opens for business to the public from the Premises (hereinafter referred to as the “Commencement Date”).~~[INTENTIONALLY DELETED]

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Section 2.04 Length of Term. The term of this Lease shall commence upon the Commencement Date and shall end upon the Expiration Date set forth in Section 1.01(f) hereof, unless sooner terminated as herein provided. ~~Landlord and Tenant shall acknowledge the commencement and expiration dates of the term of this Lease in writing. Notwithstanding anything to the contrary herein contained, in the event that the Commencement Date shall not have occurred on or before such date as shall be two (2) years from the date of this Lease, then this Lease shall be automatically terminated without any further act of either party hereto, and both parties hereto shall be released from all obligations hereunder.~~

ARTICLE III RENT

Section 3.01 Minimum Rent. The fixed minimum annual rental (hereinafter referred to as the “minimum rent”) during the term of this Lease shall be the amount set forth in Section 1.01(g) hereof, which sum shall be payable by Tenant in equal consecutive monthly installments, on or before the first day of each month, in advance, payable to Landlord, at the address set forth in Section 1.01(h) hereof, or such other place as Landlord may designate, such payments to be made without any prior demand therefor and without any deductions or setoff whatsoever. Should the term of this Lease commence on a day other than the first day of a calendar month, then the minimum rent for such month shall be prorated on a daily basis based upon the number of days in such calendar month. Should any Lease Year contain less than twelve (12) calendar months, said minimum rent shall be prorated.

Section 3.02 Percentage Rent. (a) In addition to the payment of the minimum rent, as hereinbefore provided, Tenant shall pay to Landlord for each full or partial Lease Year of the term hereof, as annual percentage rent, an amount equal to the Percentage Rent Factor set forth in Section 1.01(i) hereof multiplied by all Gross Sales as defined in Section 3.03 hereof during such Lease Year ~~less the minimum rent paid pursuant to Section 3.01 hereof attributable to periods during which Tenant was open for business~~ in excess of “Minimum Gross Sales” set forth in Section 1.01(j). Subsequent to the date that Tenant is initially obligated to open for business from the Premises, in addition to any and all other remedies afforded to Landlord under this Lease by reason of default, each Minimum Gross Sales figure shall be reduced by 1/365th for each day or portion thereof that Tenant does not operate its business in the Premises as required by the terms of this Lease. The term “Lease Year” is defined in Section 3.02 below. A “full” Lease Year shall mean a Lease Year which contains at least three hundred sixty-five (365) days, and a “partial” Lease Year shall mean a Lease Year which contains less than three hundred sixty-five (365) days. Such “Minimum Gross Sales” figure shall be reduced for any partial Lease Year in the proportion that the number of days in the partial Lease Year bears to 365. The annual percentage rent shall be payable to Landlord at the times and in the manner hereinafter set forth, at the address set forth in Section 1.01(h) hereof or such other place as Landlord may designate, such payments to be without any prior demand therefor and without any deductions or setoff whatsoever.

(b) ~~From and after the Commencement Date, such annual percentage rent shall be paid in quarter annual installments computed on all Gross Sales during each quarter annual period of the term hereof multiplied by the Percentage Rent Factor set forth in Section 1.01(i) hereof less the minimum rent paid for such quarter annual period attributable to periods during which Tenant shall be open for business. Such quarter annual periods shall be defined as the three (3) month periods commencing on the first day of February, May, August and November of each Lease Year. Such quarter annual installments shall be payable within thirty (30) days after the expiration of each quarter annual period in each Lease Year. In the event that the total of the quarter-annual installments of percentage rent for any Lease Year does not equal the annual percentage rent computed on the total amount of Gross Sales for such Lease Year, then Tenant, at the time it submits the annual statement of Gross Sales required under Section 4.02 hereof, shall pay Landlord any deficiency, or Landlord shall credit any overpayment to the next installment of percentage rent due from Tenant, as the case may be. In no event, however, shall the aggregate of the minimum rent and annual percentage rent to be paid by Tenant and retained by Landlord for any Lease Year be less than the minimum rent specified herein (prorata for a Lease Year of less than twelve (12) full consecutive months).~~ From and after the Commencement Date, percentage rent shall be paid as follows: For the month in any Lease Year in which Tenant’s cumulative Gross Sales for such Lease Year first exceed Minimum Gross Sales for such Lease Year, Tenant shall pay an amount equal to the Percentage Rent Factor multiplied by the Gross Sales received during such month which, when added to Tenant’s cumulative Gross Sales in such Lease Year, exceed Minimum Gross Sales. Thereafter, Tenant shall pay monthly an amount equal to the Percentage Rent Factor multiplied by Tenant’s Gross Sales for each month remaining in such Lease Year, such payments to be made monthly for the Gross Sales of the preceding month. Tenant’s monthly payment of percentage rent shall be due at the same time as the monthly report of Gross Sales under Section 4.02 hereof.

(c) For purposes of this Lease, the first “Lease Year” shall be a period commencing on the Commencement Date and ending on the January 31 next following; after the first Lease Year, the term “Lease Year” shall mean a fiscal year of twelve (12) consecutive calendar months commencing February 1 of each calendar year, except that the final Lease Year shall be a period of less than twelve (12) consecutive calendar months in the event that this Lease shall terminate or expire on a date other than January 31.

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Section 3.03 Gross Sales. The term “Gross Sales” as used herein shall be construed to include the entire amount of the actual sales price, whether for cash or otherwise, of all sales of merchandise or services and all other receipts whatsoever of all business conducted in, on or from the Premises by Tenant and/or any other person or entity conducting business in the Premises, including, without limitation, mail, catalog, cable television, computer or telephone orders or other electronic orders received or filled at the Premises, or procured from the Premises by house to house or other canvassing, and all deposits not refunded to purchasers, and orders taken, although said orders may be filled elsewhere. A “sale” shall be deemed to have been consummated for the purposes of this Lease, and the entire amount of the sales price shall be included in Gross Sales, at such time that (a) the transaction is initially reflected in the books or records of Tenant (or such other person or entity making such sale), or (b) Tenant or such other person or entity receives all or any portion of the sales price, or (c) the applicable goods or services are delivered to the customer, whichever first occurs, irrespective of whether payment is made in installments, the sale is for cash or for credit, or otherwise, or all or any portion of the sales price has actually been paid at the time of inclusion in Gross Sales or at any other time. No deduction shall be allowed for direct or indirect discounts, rebates, or other reductions on sales to employees or others, unless generally offered to the public on a uniform basis. In addition, no deduction shall be allowed for uncollected or uncollectible credit accounts, or for trade-ins or other credits on sales to employees or others. The term “Gross Sales” shall not include, however, any sums collected and paid out by Tenant for any sales or excise tax imposed by and accounted for by Tenant to any duly constituted governmental authority, nor shall it include the exchange of merchandise between the stores of Tenant, if any, where such exchange of goods or merchandise is made solely for the convenient operation of the business of Tenant and not for the purpose of consummating a sale which has theretofore been made in or from the Premises and/or for the purpose of depriving Landlord of the benefit of a sale which otherwise would be made in or from the Premises, nor shall the term include the amount of returns to shippers or manufacturers, nor proceeds from the sale of trade fixtures. There shall be deductible from Gross Sales the amount of any cash or credit refund made upon any sale in or from the Premises, previously included in “Gross Sales” hereunder, not to exceed the sum so previously included, where the merchandise sold is thereafter returned by the purchaser and accepted by Tenant. Notwithstanding the foregoing, Gross Sales shall not include: (i) sales of gift certificates or gift cards on the date of sale, but the value of the gift certificate or gift card shall be included in Gross Sales on the date of redemption, (ii) refunds or allowances made by manufacturers or distributors on merchandise claimed to be defective or unsatisfactory, and returns to shippers or manufacturers, provided the sale shall have previously been included in Gross Sales, (iii) insurance proceeds, (iv) any sales, use or sales tax imposed by any governmental unit or authority directly on sales and collected from customers, provided that the amount thereof is added to the selling price or absorbed therein and is paid by Tenant to such governmental authority (v) interest, service, finance, or sales carrying charges applicable to the extension of credit by Tenant to customers for the purchase of merchandise from the Premises when such charges are separately stated and in addition to the purchase price, provided credit and debit company fees and the like shall not be excluded from Gross Sales; (vi) postage, parcel post, freight, express or other delivery charges at Tenant’s cost and separately stated in connection with sales of merchandise from the Premises; (vii) sales of trade fixtures and store operating equipment after use thereof in the conduct of Tenant’s business not in the ordinary course of Tenant’s business.

Section 3.04 Tenant’s Tax Obligation. (a) Tenant shall pay to Landlord, as additional rent, its proportionate share of all taxes and existing and future assessments which may be levied or assessed by any lawful authority during or for each calendar year of the term of this Lease against the land, buildings and improvements comprising the Shopping Center as well as any such existing assessments covering The Gardens irrespective of whether such taxes are assessed against real or personal property (hereinafter referred to as the “Taxes”). In the event that any present or future enactment of Florida or any political subdivision thereof or any governmental authority having jurisdiction thereover imposes a tax and/or assessment of any kind or nature upon, against or with respect to the rents payable by tenants in the Shopping Center to Landlord derived from the Shopping Center or with respect to the Landlord’s, or the individuals’ or entities’ which form the Landlord herein, ownership of the land and buildings comprising the Shopping Center, and/or impose a tax or surcharge of any kind or nature upon, against or with respect to the parking areas or the number of parking spaces in the Shopping Center, either in addition to or by way of substitution for all or any part of the taxes and assessments levied or assessed against such land and such buildings, including, without limitation, any net profits tax or any comparable tax imposed on any portion of Landlord’s revenues from the Shopping Center, then for the purpose of this Section 3.04, Tenant shall be obligated to pay its proportionate share thereof as provided herein. For purposes hereof, the term “Shopping Center” shall, in any event, be deemed to include any land upon which temporary or permanent off-site utility systems and any wooded area, lake, shoreline thereof or island park serving the Shopping Center are located with all improvements situated thereon. Taxes shall be deemed levied or assessed with respect to the calendar year in which the same are first due and payable without regard to the calendar year or other accounting period shown on the tax bills used by the local taxing authority. Tenant’s proportionate share of the Taxes shall be equal to the product obtained by multiplying the Taxes by a fraction, the numerator of which shall be the number of square feet of floor area in the Premises and the denominator of which shall be the total number of square feet of gross leased and occupied floor area in the Shopping Center; provided, however, that with respect to any buildings in the Shopping Center (and any land appurtenant thereto) which are separately assessed, at Landlord’s option, the taxes and assessments relating thereto shall not be deemed “Taxes” hereunder and in such event, the floor area of such separately assessed building(s) shall not be included within the denominator of such fraction.

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(b) Tenant’s proportionate share of the Taxes levied or assessed for or during the term hereof, as determined by Landlord, shall be paid in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord; provided that Landlord shall have the right to initially determine monthly estimates from time to time, and shall have the right to apply such monthly installments to tax bills according to the formula being utilized by Landlord from time to time. Upon receipt of all tax bills and assessment bills attributable to any calendar or fiscal year during the term hereof, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s proportionate share of the Taxes for such year. In the event no tax bill is available, Landlord will compute the amount of such tax. If the total amount paid by Tenant under this Section 3.04 for any calendar or fiscal year during the term of this Lease shall be less than the actual amount due from Tenant for such year, as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within ten (10) days after demand therefor by Landlord; and if the total amount paid by Tenant hereunder for any such calendar or fiscal year shall exceed such actual amount due from Tenant for such year, such excess shall be credited against the next installment of taxes and assessments due from Tenant to Landlord hereunder. All amounts due hereunder shall be payable to Landlord at the place where the minimum rent is payable. In the event Landlord contests any taxes levied or assessed during the term hereof upon, against or with respect to the Shopping Center or any portion thereof or interest therein, or in the event of Landlord’s negotiation with respect to assessed valuation for the Shopping Center, Tenant shall pay, as additional rent, its proportionate share of Landlord’s costs, expenses and attorneys’ fees in connection therewith calculated on the same basis as set forth above in this Section 3.04. For the calendar year in which this Lease commences and terminates, the provisions of this Section 3.04 shall apply, and Tenant’s liability for its proportionate share of the Taxes for such years shall be subject to a prorata adjustment based on the number of days of said calendar or fiscal years during which the term of this Lease is in effect. A copy of a tax bill or assessment bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of the Taxes assessed or levied against the property to which such bill relates. Prior to or at the commencement of the term of this Lease and from time to time thereafter throughout the term hereof, Landlord shall notify Tenant in writing of Landlord’s estimate of Tenant’s monthly installments due hereunder. Tenant’s obligations under this Section 3.04 shall survive the expiration of the term of this Lease.

Section 3.05 Payments. Rent shall be defined in this Lease as (a) minimum rent, (b) percentage rent and (c) all other charges or payments of whatever nature required to be paid by Tenant to Landlord under this Lease (including the Exhibits hereto). Rent is specifically agreed by Tenant to be a reasonable use and occupancy charge for the Premises. Minimum rent and percentage rent shall be paid in the manner specified in Sections 3.01 and 3.02, respectively. All other charges of whatever nature required to be paid by Tenant under this Lease, including the Exhibits hereto shall, unless otherwise specified, be due and payable ~~ten (10)~~ fifteen (15) days after demand, without any deductions or setoff whatsoever, in the manner and at the place where minimum rent is payable and Tenant’s failure to pay any such charges shall carry with it the consequences set forth under Article XVIII hereof. Landlord’s rights and remedies pursuant to this Section 3.05 shall be in addition to any and all other rights and remedies provided under this Lease or at law. In the event any sums required hereunder to be paid are not received on or before the day the same are due, then, for each and every such payment, Tenant shall immediately pay, as additional rent, a service charge in the amount of Five Hundred Dollars ($500.00). Landlord shall give Tenant ten (10) days’ notice (and opportunity for Tenant to cure during such ten [10] day period) on the first two (2) late payments during a twelve (12) month period prior to assessing the above charge. In the event of Tenant’s failure to pay the foregoing service charge, Landlord may deduct said charge from the security deposit set forth in Section 24.01 hereof. The provisions of this Section 3.05 shall not be construed to extend the date for payment of any sums required to be paid by Tenant under this Lease or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated, and neither the demand for, nor collection by, Landlord of late payment service charges pursuant to this Section 3.05 shall be construed as a cure of any default in payment by Tenant. It is agreed that said service charge is a fair and reasonable charge under the circumstances and shall not be construed as interest on a debt payment. Any amount due from Tenant to Landlord under this Lease which is not paid when due (including, without limitation, amounts due as reimbursement to Landlord for costs incurred by Landlord in performing obligations of Tenant hereunder upon Tenant’s failure to so perform) shall bear interest at the so-called “prime-rate” published in The Wall Street Journal, as the same may change from time to time, plus two percent (2%) per annum, not to exceed the highest rate then allowed under the usury laws of Florida, from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. Landlord shall give Tenant ten (10) days’ notice (and opportunity for Tenant to cure during such ten [10] day period) on the first two (2) late payments during a twelve (12) month period prior to assessing the above interest. In the event any charge imposed hereunder or under any other section of this Lease is either stated to be or construed as interest, then no such interest charge shall be calculated at a rate which is higher than the maximum rate which is allowed under the usury laws of Florida, which maximum rate of interest shall be substituted for the rate in excess thereof, if any, computed pursuant to this Lease.

Notwithstanding anything contained in this Lease to the contrary, Tenant shall pay to Landlord together with each installment of rent under this Lease, the amount of the Florida sales, use or other tax, now or hereafter imposed upon rents payable with respect thereto, notwithstanding that such statute, ordinance or enactment imposing the same may endeavor to impose such tax upon Landlord.

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ARTICLE IV RECORDS AND BOOKS OF ACCOUNT

Section 4.01 Tenant’s Records. Tenant shall prepare and keep full, complete and proper books and source documents, in accordance with generally accepted accounting principles, of the Gross Sales, whether for cash, credit or otherwise, of each person or entity conducting business in the Premises and shall require and cause all such parties to prepare and keep books, source documents, records and accounts sufficient to substantiate those kept by Tenant. The books and source documents to be kept by Tenant shall include, without limitation, true copies of all sales tax returns and reports, and other pertinent original sales records and records of any other transactions conducted in or from the Premises by Tenant and any other persons or entity conducting business in or from the Premises. Tenant shall record at the time of each sale or other transaction, all receipts from such sale or other transaction, whether for cash, credit or otherwise, in a cash register or cash registers having a cumulative total.

Section 4.02 Reports by Tenant. ~~Tenant shall furnish to Landlord within thirty (30) days after the expiration of each quarter annual period of each Lease Year a complete statement (hereinafter referred to as the “quarterly report”), certified by Tenant, of the amount of Gross Sales, as defined in Section 3.03 hereof, made in, on or from the Premises during said period. Failure of Tenant to timely submit any quarterly report as aforesaid shall entitle Landlord to estimate Gross Sales based upon available data (with a reconciliation upon receipt of the annual report), and Tenant shall be obligated to pay percentage rent, as set forth in Section 3.02, on such estimated Gross Sales.~~ Tenant shall ~~also~~ furnish to Landlord within thirty (30) days after the expiration of each Lease Year a complete statement, certified by an independent certified public accountant, showing in all reasonable detail the amount of such Gross Sales made by Tenant from the Premises during such Lease Year. Tenant shall ~~in all events~~ also furnish to Landlord within ten (10) days after the end of each month of the term of this Lease a written statement of Gross Sales covering the preceding month.

ARTICLE V AUDIT

Section 5.01 Right to Examine Books. Notwithstanding the acceptance by Landlord of payments of percentage rent, Landlord shall have the right to all rents actually due hereunder, and the right to examine, make extracts from and copy, at the Premises or Tenant’s main accounting office, Tenant’s books, source documents, accounts, records and sales tax reports filed with applicable government agencies by Tenant and those of all persons or entities conducting business in the Premises in order to verify the amount of Gross Sales in and from the Premises. For a period of ~~four (4)~~ three (3) years after the expiration of each Lease Year, Tenant shall make all such documents and records available at the Premises or Tenant’s main accounting office upon ~~ten (10)~~ twenty (20) days’ prior written notice from Landlord.

Section 5.02 Audit. At its option, Landlord may at any time upon ~~ten (10)~~ twenty (20) days’ prior written notice to Tenant, arrange for an auditor selected by Landlord to conduct a complete audit (including a physical inventory) of the entire records and operations of Tenant and/or any person or entity conducting business in the Premises concerning business transacted upon or includable in Gross Sales from the Premises during the period covered by any statement issued by Tenant or such other person or entity as above set forth in Article IV hereof. Tenant shall make available to Landlord’s auditor at the Premises or Tenant’s main accounting office within ~~ten (10)~~ twenty (20) days following Landlord’s notice requiring such audit, all of the books, source documents, accounts and records referred to in Section 4.01 hereof and any other materials which such auditor deems necessary or desirable for the purpose of making such audit. Tenant shall promptly pay to Landlord the amount of any deficiency in percentage rent payments disclosed by any such audit. If such audit shall disclose that Tenant’s statement of Gross Sales is at variance to the extent of ~~one percent (1%)~~ two percent (2%) or more, Landlord may bill to Tenant the cost of such audit, which shall be paid by Tenant within ~~ten (10)~~ thirty (30) days after Tenant’s receipt of Landlord’s invoice. In addition to the foregoing, and in addition to all other remedies available to Landlord, in the event Landlord or Landlord’s auditor shall schedule a date for an audit of Tenant’s records in accordance with this Section 5.02, and Tenant shall fail to be available or shall otherwise fail to comply with the requirements for such audit, Tenant shall pay, as additional rent, all costs and expenses associated with the scheduled audit. Landlord shall not audit Tenant’s Gross Sales records more often than once per Lease Year unless any audit shall disclose a variance between actual Gross Sales and reported Gross Sales of three percent (3%) or more in which event Landlord may thereafter audit without any limitation on frequency.

ARTICLE VI COMMON AREAS

Section 6.01 Operation and Maintenance of Common Areas. (a) Landlord shall cause to be operated and maintained during the term of this Lease all common areas within The Gardens. The manner in which such areas and facilities shall be operated and maintained, and the expenditures therefor, shall be at the sole discretion of Landlord and the use of such areas and facilities shall be subject to such reasonable rules and regulations as Landlord shall make from time to time.

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(b) Landlord may at any time close temporarily any common area to make repairs or changes, to prevent the acquisition of public rights in such area, to discourage noncustomer parking, to use areas for attendant or valet parking, and may do such other acts in and to the common areas as in its judgment may be desirable. In exercising its rights under this Section 6.01(b), Landlord shall use reasonable efforts to minimize any interference with access to or visibility of the Premises from the enclosed mall common areas and shall use reasonable efforts to minimize any interference with the operation of Tenant’s business.

Section 6.02 Common Areas Defined. The term “common areas”, as used in this Lease, shall mean (a) the following areas within The Gardens: parking areas (including parking decks), roadways, pedestrian sidewalks and walkways, pedestrian plazas, pedestrian passage areas, driveways, public transportation loading and unloading facilities, truckways, retaining walls, loading docks, delivery areas, landscaped areas, community rooms, office facilities, the enclosed Mall, berms, elevators, escalators, stairs, ramps and vertical transportation facilities not contained within any leased premises, public restrooms and comfort stations, customer service areas, service areas, service and fire and exit corridors, passageways, retention ponds (if applicable), and other areas, amenities, decorations, facilities and improvements provided by Landlord; (b) those areas within The Gardens and areas adjacent to The Gardens which from time to time may be provided by the owners of such areas for the convenience and use of Landlord, the tenants of the Shopping Center, the owners and occupants of the Department Store Sites, and their respective concessionaires, agents, employees, customers, invitees and all other licensees and others entitled to the use thereof; (c) on- and off-site shopping center signs, directional signs and markers and on- and off-site traffic regulation and control signs and devices; and (d) any other facilities or areas, whether within or outside The Gardens, as may be designated by Landlord from time to time.

Section 6.03 Employee Parking. (a) Landlord may from time to time designate a particular portion of the parking areas for use by Tenant and its employees or may designate off-site parking areas therefor. If Landlord makes such a designation, Tenant and its employees shall park their vehicles in those portions of the parking areas or such off-site areas so designated by Landlord. If Landlord shall designate such off-site areas for such parking and busing is reasonably required to and from such off-site areas and the Shopping Center, Landlord shall supply such busing. Within fifteen (15) days after the Commencement Date, Tenant shall furnish to Landlord a list of the vehicle license numbers of Tenant and all its employees and Tenant shall thereafter notify Landlord of any and all changes, additions and/or deletions to or from such list within five (5) days after each such change occurs. Tenant shall notify each of its employees of the provisions of this Section 6.03(a) prior to the commencement of employment.

(b) In the event any vehicle is parked by an employee of Tenant in a nonemployee parking area, Landlord shall have the right to cause the vehicle to be towed to a location designated by Landlord and Tenant shall be obligated to reimburse Landlord for all towing charges, and, in addition, Landlord may charge Tenant and Tenant shall pay to Landlord as additional rent, Twenty-Five Dollars ($25.00) per day per automobile so parked by an employee of Tenant in a nonemployee parking area. Tenant shall hold harmless Landlord and defend Landlord, its agents and employees against any and all claims of the employee and/or owner of the vehicle towed. Landlord shall give one (1) hours’ prior oral notice to the individual then apparently in charge at the Premises on the first two (2) occasions of a parking violation during a twelve (12) month period prior to exercising its rights set forth above.

Section 6.04 Use of Common Areas. (a) The use and occupancy by Tenant of the Premises shall include the use of the common areas in common with Landlord and with all others for whose convenience and use the common areas have been or may hereafter be provided by Landlord or by the owners of common areas not within The Gardens; subject, however, to rules and regulations for the use thereof as prescribed from time to time by Landlord or the owner of such common areas, including the right of Landlord to determine the hours and mode of operation of the elevators, escalators and vertical transportation facilities serving the Shopping Center, and including the right of Landlord or such owner to impose parking charges, whether by meter or otherwise. In no event, however, shall Tenant, its agents or employees, use the common areas for the display, promotion or sale of merchandise.

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(b) Landlord reserves the right, from time to time, to utilize portions of the common areas for shows, displays, attractions, entertainment, the leasing of permanent and temporary kiosks and carts or such other uses which in Landlord’s judgment tend to attract the public. Further, Landlord reserves the right to utilize any portion of the common areas for advertising purposes. In exercising its rights under this Section 6.04(b), Landlord shall use reasonable efforts to minimize any interference with access to or visibility of the Premises from the enclosed mall common areas and shall use reasonable efforts to minimize any interference with the operation of Tenant’s business.

(c) Landlord shall have the right (but not the obligation) to utilize portions of the common areas for attendant or valet parking. Tenant shall not provide, nor shall Tenant authorize any person or entity to provide, valet or attendant parking for Tenant’s customers or others; Landlord shall have the exclusive right, but shall not be obligated, to provide valet or attendant parking at The Gardens.

Section 6.05 Tenant’s Proportionate Share Of Expenses. (a) Tenant agrees to pay to Landlord in the manner hereinafter provided, but not more often than once each calendar month, Tenant’s proportionate share of: (1) all costs and expenses of every kind and nature paid or incurred by Landlord in operating, equipping, improving, policing and protecting, lighting, heating, air conditioning, providing sanitation and sewer and other services, insuring (including commercially reasonable self-insurance and the payment of commercially reasonable deductible amounts under insurance policies), repairing, replacing and maintaining (i) the common areas and (ii) all buildings and roofs for the Shopping Center and common areas and (iii) all other areas, facilities and buildings, including project offices, parking facilities, vertical transportation facilities, retention areas (if applicable), and any and all facilities and improvements connecting the Shopping Center to off-site buildings or areas, which are used in connection with the maintenance and/or operation of, and whether located within or outside of, but serving, The Gardens and common areas (hereinafter collectively referred to as “project areas”); and (2) an amount equal to fifteen percent (15%) of the total of all of the foregoing costs and expenses for The Gardens. The proportionate share to be paid by Tenant shall be that portion of the foregoing costs and expenses which the number of square feet of floor area in the Premises bears to the total number of square feet of gross leased and occupied floor area of all spaces in the Shopping Center. The gross leased and occupied floor area in effect for the whole of any Lease Year shall be the average of the gross leased and occupied floor area in effect on the first day of each calendar month in such Lease Year.

(b) Tenant’s proportionate share of such costs and expenses for each calendar year shall be paid in monthly installments on the first day of each calendar month, in advance, in an amount estimated by Landlord from time to time. Subsequent to the end of each calendar year (or fiscal lease year, at Landlord’s option), Landlord shall furnish Tenant with a statement of the actual amount of Tenant’s proportionate share of such costs and expenses for such period. If the total amount paid by Tenant under this Section 6.05 for any such year shall be less than the actual amount due from Tenant for such year as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within ~~ten (10)~~ fifteen (15) days after the furnishing of each such statement, and if the total amount paid by Tenant hereunder for any such year shall exceed such actual amount due from Tenant for such year, such excess shall be credited against the next installment due from Tenant to Landlord under this Section 6.05. Landlord may estimate the annual budget and charge the estimated share to Tenant on a monthly basis subject to revision by Landlord of the budget from time to time and final annual adjustment based upon actual expenses. Neither the provisions of this Section 6.05, nor any of the other requirements or restrictions imposed upon Tenant under this Lease, shall excuse Tenant from its obligation to comply with laws and ordinances and other governmental requirements as set forth in Sections 7.02 and 10.02(b) hereof.

ARTICLE VII CONDUCT OF BUSINESS BY TENANT

Section 7.01 Use of Premises. Tenant shall continuously use and occupy the entire Premises during the term of this Lease, which use and occupancy shall be solely for the purpose of conducting the business specifically set forth in Section 1.01(j) hereof and for no other purpose or purposes. Tenant hereby acknowledges and agrees that Landlord has specifically relied upon the identity, skill, product line, and trade name of Tenant in entering into this Lease with Tenant. Tenant recognizes that its use of the Premises in accordance with the Tenant’s Use described in Section 1.01(j) hereof and its compliance with the particular provisions of this Article VII, regarding the conduct and continuous operation of Tenant’s business in the Premises throughout the entire term of this Lease, forms a material inducement to Landlord, and Tenant specifically covenants that it will strictly adhere to these provisions. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Premises or if a failure to procure such a license or permit might or would in any way affect Landlord or the Shopping Center, then Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord. Tenant, at Tenant’s expense, shall, at all times, comply with the requirements of each such license or permit.

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Section 7.02 Operation of Business. Tenant shall be open for business and operate continuously, during all days and hours established by Landlord, in all of the Premises during the entire term of this Lease, and shall conduct its business at all times in a first class and reputable manner, maintaining at all times a full staff of employees and a full and complete stock of merchandise. Failure by Tenant so to be open for business and to operate shall entitle Landlord, in addition to other remedies provided in this Lease, to mandatory injunctive relief. Tenant shall install and maintain at all times a display of merchandise in the display windows, if any, of the Premises and shall keep the same well lighted during such hours as Landlord shall designate. Tenant shall not place any items or merchandise within three feet (3’) of the storefront opening. Tenant, at Tenant’s expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction, affecting or applicable to the Premises or the cleanliness, safety, occupancy and use of the same, whether or not any such law, ordinance, order, rule, regulation or requirement is substantial, or foreseen or unforeseen, or ordinary or extraordinary, or shall necessitate structural changes or improvements or interfere with the use and enjoyment of the Premises. Tenant shall not do or permit anything to be done in or about the Premises, or bring anything therein, which will in any way conflict with any such law, ordinance, order, rule, regulation or requirement affecting the occupancy or use of the Premises or The Gardens which is or may hereafter be enacted or promulgated by governmental authorities, or in any way obstruct or interfere with the rights of others, nor shall Tenant use or allow the Premises to be used for any improper, immoral or objectionable purposes as determined by Landlord. Tenant shall not cause or permit the use, generation, release, storage or disposal in or about the Premises or The Gardens of any substances, materials or wastes subject to regulation under any federal or state or local laws from time to time in effect concerning hazardous, toxic or radioactive materials unless Tenant shall have received Landlord’s prior written consent, which Landlord may withhold or at any time revoke in its sole discretion. No auction, liquidation, going out of business, fire or bankruptcy sales may be conducted or advertised by sign or otherwise in the Premises. In the event Landlord has approved Tenant’s remaining open for business after normal Shopping Center hours (and/or any hours applicable to that part of the Shopping Center containing the Premises), then such approval shall be conditioned upon Tenant’s paying for all additional costs incurred by Landlord as a result thereof. Tenant shall not permit noise or odors in the Premises which are objected to by Landlord and, upon written notice from Landlord, Tenant shall immediately cease and desist from causing such noise or odor, and failing of which Landlord may deem the same a material breach of this Lease. Tenant shall not use the areas adjacent to the Premises for business purposes. Tenant shall not store anything in service or exit corridors. Tenant agrees that all receiving and delivery of goods and merchandise, and all removal of merchandise, supplies, equipment, trash and garbage, and all storage of trash and garbage, shall be made only by way of or in the areas provided therefor by Landlord. Tenant shall not use or permit the use of any portion of the Premises as sleeping quarters, lodging rooms, or for any unlawful purposes. Tenant shall not sell or display any paraphernalia used in the preparation or consumption of controlled substances nor shall Tenant sell any controlled substances, cannabis or CBD products. Tenant shall not install any radio or television or other similar device exterior to the Premises and shall not erect any aerial on the roof or exterior walls of any building within The Gardens. Landlord may direct the use of all pest extermination contractors at the sole cost and expense of Tenant and at such intervals as Landlord may require. Failure of Tenant to employ the pest extermination contractor designated by Landlord shall entitle Landlord to employ such contractor with respect to Tenant’s Premises and Tenant shall reimburse Landlord for the cost thereof. If Tenant fails to open and continuously operate its business in the Premises as required by Article VII of this Lease (except for the occasional failure due to occurrences beyond Tenant’s reasonable anticipation), then, in addition to such other remedies as are available to Landlord at law or equity, Tenant shall pay to Landlord as agreed upon liquidated damages, additional rent equal to ~~five percent (5%)~~ three percent (3%) of the monthly minimum rent then in effect for each day during which Tenant is not open and continuously operating its business in the Premises as required by Article VII of this Lease. Tenant shall not sell or offer for sale any product which is counterfeit, and Tenant shall not sell or offer for sale any product or service which Tenant is not licensed and authorized to sell (by the owner/licensor of the particular trademark, logo, proprietary design, service or other intellectual property).

Section 7.03 Hours of Operations. Tenant shall be open for business (with entry(ies) from the enclosed Mall to the Premises open) and operate continuously in all of the Premises during all days and hours established by Landlord during the entire term of this Lease. In the event the maximum hours during which the Shopping Center is legally permitted to be open to the public are regulated by any lawful authority, then Landlord shall be the sole judge of which days and hours shall be Shopping Center business days and hours. In the event Landlord has approved Tenant remaining open for business after normal Shopping Center hours, then such approval shall be conditioned upon Tenant paying for all additional costs incurred by Landlord as a result thereof.

Section 7.04 Shopping Center Gift Cards and Gift Certificates. In the event Landlord shall institute a Shopping Center gift card and/or gift certificate program, Tenant shall accept such gift cards and/or gift certificates. Tenant shall pay a service charge with respect to sales utilizing such gift cards comparable to the service charge payable to major credit card companies such as Visa or Master Card.

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Section 7.05 Competition. During the term of this Lease, in the event Tenant, its parent corporation or subsidiary corporation, or its franchisor or franchisee, or any person, firm, corporation or other entity which directly or indirectly controls or is controlled by Tenant, shall, directly or indirectly, either individually or as a partner or stockholder or otherwise, own, operate or become financially interested in any business similar to or in competition with the business of Tenant described in Section 7.01 within the radius set forth in Section 1.01(k) hereof from the closest point of the outside boundary of The Gardens to the similar or competing business in question, then at Landlord’s sole option, Tenant shall be in default, and in addition to any and all default remedies, the Gross Sales (as defined in this Lease) of any such business or businesses within said radius shall be included in the Gross Sales made from the Premises and the rent hereunder shall be computed upon the aggregate of the Gross Sales made from the Premises and from any such other business or businesses then conducted within said radius and Tenant shall report and maintain records of such sales in the manner provided in Article IV hereof and Landlord shall have the right to audit the same as provided in Article V hereof. Moreover, in the event Tenant fails to supply Landlord sales records with respect to any similar or competing business, Landlord shall have the right to estimate the sales for such business based on Tenant’s Gross Sales in the Premises, and the additional rent generated from the inclusion of such estimated Sales and Tenant’s Gross Sales shall be deemed additional rent to be paid by Tenant in accordance with Sections 3.02 and 3.05 hereof. This Section 7.05 shall not apply to any such business or businesses open and being operated by Tenant within said radius as of the execution of this Lease.

Section 7.06 Storage; Office Space.Tenant shall warehouse, store and/or stock in the Premises only such goods, wares and merchandise as Tenant intends to offer for sale at retail at, in, from or upon the Premises. This shall not preclude occasional emergency transfers of merchandise from the other stores of Tenant, if any, not located in the Shopping Center. Tenant shall use for office, clerical or other non-selling purposes only such space in the Premises as is from time to time reasonably required for Tenant’s business in the Premises.

Section 7.07 Care of Premises. Tenant, at Tenant’s expense, shall at all times keep the Premises (including the service areas adjacent to the Premises, display windows, storefront and signs) orderly, neat, safe, clean and free from rubbish and dirt and vermin, and shall store all trash, garbage and other solid waste within the Premises. Tenant shall not burn any trash or garbage at any time in or about The Gardens. Landlord may direct the use by Tenant at Tenant’s expense of all solid waste disposal contractors at such intervals as Landlord may require. If Landlord shall provide or contract for any services or facilities for solid waste pickup, then Tenant shall be obligated to use the same and shall pay a proportionate share of the expense thereof within ten (10) days after being billed therefor. If Landlord does not provide such services, Tenant shall arrange for the regular pickup of all solid waste at Tenant’s expense.

ARTICLE VIII UTILITY CHARGES

Section 8.01 Utility Charges. (a) Tenant shall be solely responsible for and promptly pay all charges for water, gas, heat, electricity, sewer and any other utility used upon or furnished to the Premises. Tenant shall contract directly with and shall be solely responsible to the public utility companies for the installation of service and the payment of all charges for Tenant’s usage of such utility services. If Landlord shall elect to supply any of the foregoing utilities used upon or furnished to the Premises, Tenant agrees to purchase and pay for same as additional rent, within ten (10) days of the presentation by Landlord to Tenant of bills therefor, at the rates which would be applicable to Tenant as a direct customer of the public utility company, as such rates are filed by the utility company serving the area with the proper regulating authority and in effect from time to time covering such services. The obligation of Tenant to pay for such utilities shall commence as of the date on which possession of the Premises is delivered to Tenant, without regard to any free rental period or formal commencement date of this Lease.

(b) Landlord shall not be liable to Tenant for any loss, damage or expense which Tenant may sustain if the quality or character of utilities used upon or furnished to the Premises are no longer available or suitable for Tenant’s requirements, or if said utilities are interrupted as a result of actions by the public utility companies or any cause other than Landlord’s negligence or willful default. Landlord, at any time at its discretion and upon not less than one hundred eighty (180) days’ prior written notice to Tenant, may discontinue the furnishing of any utility then supplied to the Premises by Landlord and, in such case, Tenant shall contract for the supply of such utility with the applicable public utility company supplying such utility to the neighborhood.

(c) Any furnishing by Landlord of any utilities shall be conditioned upon the availability of adequate sources. Landlord shall have the right to reduce water, heat, lighting and air conditioning within the Shopping Center as required by any mandatory or voluntary fuel or energy saving allocation, or any similar statute, regulation, order or program, without such action diminishing Tenant’s obligations hereunder.

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(d) Tenant shall be responsible for the payment of the plant capacity and main extension charge and any other tapping, connection and use charges and fees imposed by any governmental units or utility companies in connection with any utility service to the Premises. If Landlord has paid the same, Tenant shall reimburse Landlord therefor as additional rent.

(e) Tenant shall pay the capital charge and an annual operating charge for the central condenser water system pursuant to Exhibit “D” hereto. Tenant agrees to operate its heating, ventilating and air conditioning system(s) serving the Premises during regular Shopping Center business hours to maintain comfortable conditions. Temperatures in the Premises shall be maintained in accordance with Landlord’s requirements. Tenant’s obligation for connecting to, and all charges for, the central condenser water system, as well as Tenant’s installation, operation and maintenance of its heating and ventilating and air conditioning portion of the system, shall be as set forth in Exhibits “C” and “D” attached hereto and made a part hereof. Tenants in the areas of the Shopping Center as designated on leasing plans, when approved by Landlord for the installation of a separate heating, ventilating and air conditioning system serving the Premises, shall construct the same in accordance with Landlord’s criteria, as set forth in Exhibit “C”. Tenants installing such a system shall be fully obligated for its maintenance and repair. Tenant shall not drain heat or ventilation or air conditioning from the enclosed Mall into the Premises and Tenant shall at all times maintain adequate temperatures within the Premises to prevent any such drainage; likewise, Tenant shall not discharge air from the Premises into the enclosed Mall. Landlord shall not be obligated to Tenant for any damages or cost or expense resulting, directly or indirectly, from any failure or malfunction of the central condenser water supply system or any component parts thereof.

ARTICLE IX SIGNS

Section 9.01 Signs. Tenant shall affix a sign to the exterior surface of the storefront of the Premises and shall maintain said sign in good condition and repair during the entire term of this Lease. Said sign shall conform to the criteria for signs established for retail stores in the Shopping Center, and the size, content, design and location thereof shall be subject to the prior written approval of Landlord. All signs located in the interior of the Premises shall be in good taste and professionally printed so as not to detract from the general appearance of the Premises and the Shopping Center.

ARTICLE X MAINTENANCE OF THE PREMISES

Section 10.01 Landlord’s Obligations for Maintenance. Landlord shall keep and maintain the foundation, the outer walls and roof of the building in which the Premises are located in good repair, except that Tenant, upon demand by Landlord, shall reimburse Landlord, as additional rent, for any such repairs occasioned by the act or negligence of Tenant, its agents, employees, invitees, licensees or contractors. Landlord shall not be called upon to make any other improvements or repairs of any kind upon the Premises and appurtenances, except as may be required under Articles XV and XVI hereof, and nothing contained in this Section 10.01 hereof shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs conferred elsewhere in this Lease.

Section 10.02 Tenant’s Obligations for Maintenance. (a) Except as provided in Section 10.01 hereof, Tenant, at Tenant’s expense, shall keep and maintain in first-class appearance, in a condition at least equal to that which existed when Tenant initially opened the Premises for business, and in good order, condition and repair as determined by Landlord (including replacement of parts and equipment, if necessary) the Premises and every part thereof and any and all appurtenances thereto wherever located, and all other repairs, replacements, renewals and restorations, interior and exterior, ordinary and extraordinary, foreseen and unforeseen, and all other work performed by or on behalf of Tenant pursuant to Exhibit “C” and

Section 10.03 hereof.

(b) Tenant shall keep and maintain the Premises in a clean, sanitary and safe condition in accordance with the laws of Florida and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector, or other proper officials of the governmental agencies having jurisdiction, and Tenant shall comply with all requirements of law, ordinances and otherwise, affecting the Premises, all at the sole cost and expense of Tenant. At the time of the expiration or sooner termination of the tenancy created herein, Tenant shall surrender the Premises in good order, condition and repair. In the event Tenant fails to keep the Premises in good condition and repair and in a neat and clean condition, Landlord may, without notice, take all appropriate action to cure such failure and Tenant shall reimburse Landlord as additional rent for all costs incurred by Landlord relating thereto within ~~ten (10)~~ fifteen (15) days after receipt of an invoice therefor.

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(c) Tenant shall keep the Premises and all other parts of The Gardens free from any and all liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant, and agrees to discharge any such lien (including, without limitation, any construction, mechanic’s or materialman’s lien) within ~~ten (10)~~ thirty (30) days after written request therefor by Landlord. Tenant shall reimburse Landlord for any and all costs and expenses which may be incurred by Landlord by reason of the filing of any such liens and/or the removal of same, such reimbursement to be made within ~~ten (10)~~ thirty (30) days after written notice from Landlord to Tenant setting forth the amount of such costs and expenses. Neither Landlord’s interest nor that of the lessor under the Ground Lease in the Premises and the Shopping Center shall be subject to a lien for any improvements made by the Tenant, or for any work done or materials furnished to the Premises or the Shopping Center at Tenant’s request and Tenant shall notify any contractor employed by Tenant to do work on or furnish materials to the Premises (or, with Landlord’s prior written consent only, other portion of the Shopping Center), prior to Tenant’s entering into a contract with any such contractor, that neither Landlord’s interest nor that of the lessor under the Ground Lease in the Premises and the Shopping Center is subject to such a lien and the failure of Tenant to so notify any such contractor shall be deemed a default hereunder.

(d) Tenant, at its own expense, shall install and maintain fire extinguishers and other fire protection devices as may be required from time to time by any agency having jurisdiction thereof and/or by the insurance underwriters insuring the building in which the Premises are located. The location of all such fire extinguishers and other fire protection devices shall be subject to Landlord’s prior written approval.

(e) Tenant expressly waives all rights to make repairs at the expense of Landlord as provided for in any statute or law in effect during the term of this Lease.

Section 10.03 Alterations. (a) Tenant shall not make or cause to be made any alterations, additions or improvements to the Premises (for example, but without limiting the generality of the foregoing, Tenant shall not install or cause to be installed any signs, floor covering, interior or exterior lighting, plumbing fixtures, shades, canopies or awnings, electronic detection devices, antennas, mechanical, electrical or sprinkler systems, or make any changes to the storefront) without the prior written approval of Landlord in each instance. Notwithstanding the foregoing, Landlord shall permit Tenant to make interior, non-structural alterations in and to the Premises; provided that the cost thereof does not exceed Twenty-Five Thousand Dollars ($25,000.00) in any Lease Year. For purposes of this Section 10.03, the ceiling, flooring, electrical, plumbing and HVAC systems and the storefront shall be deemed structural.

(b) All alterations, decorations, additions and improvements made by Tenant shall be deemed to have attached to the leasehold and to have become the property of Landlord upon such attachment. Upon expiration of this Lease, Tenant shall not remove any of such alterations, decorations, additions or improvements. Trade fixtures installed by Tenant may be removed if all rents due herein are paid in full and Tenant is not otherwise in default hereunder, provided that Tenant repairs any damage to the Premises caused by such removal. Landlord may, however, designate by written notice, delivered no later than thirty (30) days after the expiration or termination of this Lease, to Tenant those alterations, decorations, additions, improvements, or trade fixtures which shall be removed by Tenant at the expiration or termination of the Lease, and Tenant shall promptly remove the same and repair any damage to the Premises caused by such removal.

ARTICLE XI INSURANCE AND INDEMNITY

Section 11.01 Tenant’s Insurance. (a) Tenant shall, at its sole cost and expense, commencing with the date the Premises shall be made available for Tenant’s Work and during the entire term hereof, procure, pay for and keep in full force and effect: (i) a commercial general liability (ISO form or equivalent) policy, including insurance against personal and advertising liability, products liability/completed operations, broad form property damages, liquor liability, incidental medical malpractice, extended bodily injury and independent contractors, assumed or contractual liability under this Lease with respect to the Premises and the operations of Tenant and any person or entity conducting business in, on or about the Premises in which the limits with respect to personal liability and property damage shall be not less than Two Million Dollars ($2,000,000) per occurrence on a location basis; (ii) all risk/Causes of Loss-Special Form property insurance, including theft and, if applicable, boiler and machinery coverage, written at replacement cost value in an adequate amount to avoid coinsurance and a replacement cost endorsement insuring Tenant’s merchandise, trade fixtures, furnishings, equipment, plate glass, signs and personal property of Tenant and including property of Tenant’s customers located on or in the Premises; (iii) workers’ compensation coverage as required by law and employer’s liability insurance; (iv) with respect to alterations, improvements and the like required or permitted to be made by Tenant hereunder, contractor’s protective liability and builder’s risk insurance, in amounts satisfactory to Landlord; (v) the insurance required under Exhibit “C”, and (vi) such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities. From time to time during the term of this Lease, at Landlord’s request, Tenant shall (1) procure, pay for and keep in full force and effect such other insurance as Landlord shall reasonably require, and (2) increase the limits of such insurance as Landlord shall reasonably require.

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(b) All policies of insurance required to be carried by Tenant pursuant to this Section 11.01 shall be written by responsible insurance companies with a Best rating of at least A-:XI. Any such insurance required of Tenant hereunder may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor; provided, however, that: (1) any such blanket policy carried with respect to the insurance required under subparagraphs (i), (iv), (v) and (vi) of Section 11.01(a) hereof shall contain a “per location” endorsement assuring that any aggregate limit under such blanket policy shall apply separately to the Premises and that the insurer thereunder shall provide written notice to Landlord if the available portion of such aggregate is reduced to less than the minimum amounts required under Section 11.01(a) hereof by either payment of claims or the establishment of reserves for claims (whereupon Tenant shall be obligated to take immediate steps to increase the amount of its insurance coverage in order to satisfy the minimum requirements set forth above), and (2) any such blanket policy carried with respect to the property insurance required under Section 11.01(a)(ii) shall contain an “agreed value” endorsement with respect to all of the items of property identified in such Section 11.01(a)(ii). A certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section 11.01 and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the term of this Lease and, upon renewals, not less than thirty (30) days prior to the expiration of such coverage. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder.

(c) Each policy evidencing insurance required to be carried by Tenant pursuant to this Section 11.01 shall contain the following provisions and/or clauses: (i) a cross-liability, severability or substantially similar clause; (ii) a provision that such policy and the coverage evidenced thereby shall be primary and noncontributing with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance; (iii) a provision including Landlord and any other parties in interest designated by Landlord as an additional insured (except with respect to workers’ compensation insurance); and (iv) a provision that the insurer will not cancel, materially change or fail to renew the coverage provided by such policy without first giving Landlord thirty (30) days’ prior written notice.

(d) Tenant shall not carry any stock of goods or do anything in or about the Premises which will in any way tend to increase the insurance rates on the Shopping Center, The Gardens, the Premises and/or the building of which they are a part and/or the contents thereof. If Tenant installs any electrical equipment that overloads the lines in the Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of the insurance underwriters and governmental authorities having jurisdiction over the Premises. If anything done, omitted to be done or suffered to be done by Tenant, or kept or suffered by Tenant to be kept, in, upon or about the Premises shall cause the rate of fire or other insurance on the Premises or other property of Landlord in companies acceptable to Landlord to be increased beyond the minimum rate from time to time applicable to the Premises for the use permitted under this Lease or to any other property for the use or uses made thereof, Tenant will pay the amount of any increases.

Section 11.02 Landlord’s Insurance. Tenant shall submit to Landlord an itemized statement setting forth the cost of Tenant’s Work and Tenant’s improvements promptly after completion thereof and Tenant shall provide to Landlord, within thirty (30) days after the end of each Lease Year, a written statement of the then current replacement value of the leasehold improvements to the Premises. In the event Tenant fails to provide such itemized statement, Landlord shall have the right to estimate the value of said improvements, which estimate shall be binding upon Tenant. Tenant shall pay Landlord, as additional rent, for the total cost of so insuring such improvements (including the expenses incurred by Landlord relative to insurance appraisals, adjusters and consultants), such payments to be made in equal monthly installments on the first day of each calendar month, in advance, in an amount estimated by Landlord; provided however, that Landlord may elect to bill Tenant for such cost on a basis less frequently than monthly. Subsequently to the receipt by Landlord of an invoice for such insurance premium, Landlord shall furnish Tenant with a written statement setting forth such cost. If the total amount paid by Tenant under this Section 11.02 for any calendar, lease or fiscal year (at Landlord’s option) shall be less than the actual amount due from Tenant for such year as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within thirty (30) days after the furnishing of each such statement, and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against the next installment due from Tenant to Landlord under this Section 11.02.

Section 11.03 Waiver of Liability. Landlord and Tenant shall each be released from any liability (by way of subrogation or otherwise) for loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, resulting from damage by fire or casualty (irrespective of the cause of such fire or casualty) to the extent that such loss or damage is insured or required to be insured under this Lease, upon the express proviso that if at any time their respective insurers shall refuse to permit waivers of subrogation, Landlord or Tenant may in each instance revoke said waiver of subrogation effective thirty (30) days from the date of notice to the other unless within such thirty (30) day period, the other is able to secure and furnish without additional expense insurance in other companies with such waiver of subrogation, or if such waiver can only be obtained at additional expense, if the other agrees to pay such additional expense.

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Section 11.04 Covenant to Hold Harmless. Tenant shall indemnify Landlord, its officers, directors, stockholders, beneficiaries, partners, representatives, agents and employees, and save them harmless from and against any and all claims, actions, damages, liability, cost and expense, including attorneys’ fees, in connection with all losses, including loss of life, personal injury and/or damage to property, arising from or out of (a) any occurrence in, upon or at the Premises, (b) the occupancy or use by Tenant of the Premises or any part thereof, (c) Tenant’s failure to comply with any provision of this Lease, (d) any act or omission of Tenant, its agents, contractors, suppliers, employees, servants, customers or licensees and any person or entity conducting business in the Premises, or (e) any Hazardous Materials installed or introduced into the Premises or The Gardens by Tenant (or by others at Tenant’s sufferance or with Tenant’s permission) in whole or in part. For the purpose hereof, the Premises shall include the service areas adjoining the same and the loading platform area allocated to the use of Tenant. All property kept, stored or maintained in the Premises shall be so kept, stored or maintained at the risk of Tenant only. In case Landlord or any other party so indemnified shall, without fault, be made a party to any litigation commenced by or against Tenant, or if Landlord or any such party shall, in its sole discretion, determine that it must intervene in such litigation to protect its interest hereunder, including, without limitation, the incurring of costs, expenses, and attorneys’ fees in connection with relief of Tenant ordered pursuant to the Bankruptcy Code (11 USC §101 et. seq.), then Tenant shall protect and hold them harmless by attorneys satisfactory to Landlord and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by such party in connection with such litigation. Landlord shall have the right to engage its own attorneys in connection with any of the provisions of this Section 11.04 or any other provision of this Lease, including, without limitation, any defense of Landlord or intervention by Landlord, notwithstanding any contrary provisions or court decisions of the State of Florida. The foregoing provisions of this Section 11.04 shall survive the expiration or earlier termination of the term of this Lease.

ARTICLE XII ESTOPPEL STATEMENT, ATTORNMENT AND SUBORDINATION

Section 12.01 Estoppel Statement. Tenant shall, without charge, at any time and from time to time, within ~~ten (10)~~ fifteen (15) days after receipt by Tenant of written request therefor from Landlord or from any mortgagee (or prospective mortgagee) under any mortgage or any beneficiary (or prospective beneficiary) under any deed of trust on the real property on which the building containing the Premises is located or of which the Premises are a part, deliver, in recordable form, a duly executed and acknowledged certificate or statement to the party requesting said certificate or statement or to any other person, firm, corporation or other entity designated by Landlord, certifying: (a) that this Lease is unmodified and in full force and effect, or, if there has been any modification, that the same is in full force and effect as modified, and stating any such modification; (b) the Commencement Date and expiration date of this Lease; (c) that rent is paid currently without any offset or defense thereto; (d) the dates to which the rents payable hereunder by Tenant have been paid, and the amount of rents, if any, paid in advance; (e) whether or not there is then existing any claim of Landlord’s default hereunder and, if so, specifying the nature thereof; and (f) any other matters relating to the status of such Lease as shall be requested by Landlord or any such mortgagee or beneficiary from time to time; provided that, in fact, such facts are accurate and ascertainable.

Section 12.02 Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under, any mortgage and/or deed of trust made by Landlord covering the Premises, or in the event Landlord sells, conveys or otherwise transfers its interest in the Shopping Center or any portion thereof containing the Premises, this Lease shall remain in full force and effect and Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest and recognizes such successor as the Landlord under this Lease. Payment by or performance of this Lease by any person, firm, corporation or other entity claiming an interest in this Lease or the Premises by, through or under Tenant without Landlord’s consent in writing shall not constitute an attornment or create any interest in this Lease or the Premises.

Section 12.03 Subordination. Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any first mortgages or deeds of trust that are now, or may hereafter be, placed upon the Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided that the mortgagees or beneficiaries named in said mortgages or trust deeds shall agree to recognize the interest of Tenant under this Lease in the event of foreclosure, if Tenant is not then in default; such provisions are self-operative and may be undertaken unilaterally by Landlord or by any such lessor, mortgagee or beneficiary. Tenant also agrees that any mortgagee or beneficiary may elect to have this Lease constitute a prior lien to its mortgage or deed of trust, and in the event of such election and upon notification by such mortgagee or beneficiary to Tenant to that effect, this Lease shall be deemed prior in lien to such mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust; such provisions are self-operative and may be undertaken unilaterally by any such lessor, mortgagee or beneficiary upon written notice delivered to Tenant. Tenant agrees that upon the request of Landlord, or any mortgagee or beneficiary, Tenant shall execute ~~whatever instruments may~~ such commercially reasonable instruments as shall be required by Landlord or by any mortgagee or beneficiary to carry out the intent of this Section 12.03.

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Section 12.04 Ground Lease. This Lease is subject and subordinate to the Ground Lease (which term shall also include any successor thereto). In the event of cancellation or termination of the Ground Lease in accordance with its terms or by the surrender thereof, whether voluntary, involuntary or by operation of law, this Lease shall not thereby be cancelled or terminated but Tenant shall make full and complete attornment to the lessor under the Ground Lease for the balance of the term of this Lease with the same force and effect as though this Lease were originally made from the lessor under the Ground Lease to Tenant hereunder. Although the provisions of this Section 12.04 shall be self-operative, at the request of the lessor under the Ground Lease, Tenant shall execute and deliver an instrument in writing reasonably satisfactory to the lessor under the Ground Lease whereby Tenant attorns to such successor and recognizes such successor as Landlord under this Lease.

Section 12.05 Remedies.In addition to all rights and remedies available to Landlord, Tenant shall pay to Landlord a charge of Two Hundred and 00/100ths Dollars ($200.00) per day for each day Tenant is late in providing a certificate or statement under this Article as agreed upon liquidated damages.

ARTICLE XIII ASSIGNMENT AND SUBLETTING

Section 13.01 No Assignment and Subletting. (a) Notwithstanding any provision herein to the contrary or reference herein to concessionaires or subtenants or otherwise, Tenant agrees not to assign or in any manner transfer this Lease or any estate or interest therein, and not to lease or sublet the Premises or any part or parts thereof or any right or privilege appurtenant thereto, and not to allow anyone to conduct business at, upon or from the Premises (whether as concessionaire, franchisee, licensee, permittee, subtenant, department operator or otherwise), either by voluntary or involuntary act of Tenant or by operation of law or otherwise. Without limiting any of the other provisions of this Section 13.01, the restrictions of this Section 13.01 shall apply to any merger, consolidation or other reorganization of Tenant or of Tenant’s Guarantor or of any corporate entity which directly or indirectly controls Tenant, and any such merger, consolidation or other reorganization shall be deemed an assignment of this Lease within the meaning of this Section 13.01. Landlord has entered into this Lease with Tenant in order to obtain for the benefit of The Gardens the unique attraction of Tenant’s trade name set forth in Section 1.01(l) hereof and the unique merchandising mix and product line associated with Tenant’s business as described in Section 7.01, and Landlord has specifically relied on the identity and special skill of Tenant in its ability to conduct the specific business identified in Section 7.01, and the foregoing prohibition on assignment or subletting or the like is expressly agreed to by Tenant as an inducement to Landlord to lease to Tenant. The sale, assignment or other transfer of either (i) fifty percent (50%) or more of Tenant’s assets or of the assets owned by Tenant’s Guarantor, related to its retail operations, or (ii) twenty-five percent (25%) or more of the stores operated under Tenant’s trade name shall be deemed to be a prohibited assignment of this Lease within the meaning of this Section 13.01.

(b) The sale, issuance or transfer of any voting capital stock of Tenant or Tenant’s Guarantor, if any, or any voting capital stock of any corporate entity which directly or indirectly controls Tenant (if Tenant or Tenant’s Guarantor, if any, or any such controlling corporate entity is a corporation the stock of which is not traded on the New York Stock Exchange or the American Stock Exchange), or any interests in any noncorporate entity which directly or indirectly controls Tenant or Tenant’s Guarantor, if any, which results in a change in the direct or indirect voting control of Tenant, or Tenant’s Guarantor, if any, shall be deemed to be a prohibited assignment of this Lease within the meaning of this Section 13.01. If Tenant is a partnership, trust or an unincorporated association, then the sale, issuance or transfer of a controlling interest therein, or the transfer of a majority interest in or a change in the voting control of any partnership, trust, unincorporated association, or corporation which directly or indirectly controls Tenant, or the transfer of any portion of any general partnership or managing interest in Tenant or in any such entity, shall be deemed to be a prohibited assignment of this Lease within the meaning of this Section 13.01.

Notwithstanding the provisions of this Article XIII to the contrary, an assignment of this Lease (including without limitation an assignment by virtue of a merger, consolidation, reorganization or transfer of ownership interests) shall not be prohibited provided that: (1) the assignee shall simultaneously be acquiring control of all or substantially all of Tenant’s assets and the entire chain of stores conducted under the trade name permitted by Section 19.01 and such chain must consist of at least seventy-five percent (75%) as many stores on the date of and prior to the effective date of the assignment as such chain presently consists of, (2) Tenant shall not at the time of such assignment be in default under any of the terms, covenants and conditions of this Lease beyond any applicable grace or cure period provided by this Lease, (3) such assignee shall, as of the date immediately prior to the effective date of the assignment, have a net worth (based on assets contained within the United States) equal to or greater than the net worth of Tenant on the date this Lease is entered into or the date prior to the effective date of the assignment, whichever is greater, (4) such assignee (and any person or entity acquiring a controlling interest in Tenant’s ownership interests) shall agree in writing to perform all of the unperformed terms, covenants and conditions of this Lease (whether accruing prior to, on, or after the effective date of the assignment), (5) Tenant and Tenant’s Guarantor (if any) shall agree in writing to at all times remain primarily obligated for the performance of the terms, covenants and conditions of this Lease, (6) such assignee shall have demonstrated experience in the operation of first class retail stores of the type described in Section 1.01(k) (or shall have retained management personnel with such experience) and (7) no later than ten (10) days prior to the effective date of the assignment, Tenant shall have supplied Landlord with all back-up information reasonably required by Landlord to establish that all of the foregoing conditions have been satisfied. In the event of an assignment of this Lease by virtue of a transfer of Tenant’s ownership interests or a merger, consolidation or reorganization, the above usage of the term “assignee” shall refer to Tenant as Tenant shall exist on the date following the date of the transfer and condition (5) above shall not apply.

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Notwithstanding the foregoing provisions of this Article XIII, an assignment of this Lease to a parent entity of Tenant, to a wholly owned subsidiary of Tenant or to an entity which is under common ownership and control with Tenant, shall be permitted without Landlord’s consent provided (1) Tenant shall not at the time of such assignment be in default under any of the terms, covenants and conditions of this Lease beyond any applicable grace or cure period provided by this Lease, (2) such assignee shall agree in writing to perform all of the unperformed terms, covenants and conditions of this Lease (whether accruing prior to, on, or after the effective date of the assignment), and (3) Tenant and Tenant’s Guarantor shall agree in writing to at all times remain primarily obligated for the performance of the terms, covenants and conditions of this Lease. As used in this paragraph, the term “control” shall mean the ownership of and the power to vote more than fifty percent (50%) of the voting stock of a corporation or more than fifty percent (50%) of the ownership interests in any partnership or other business entity. If this Lease is assigned under the provisions of this paragraph, then the “assignee” referenced in the preceding paragraph of this Section 13.01(a) shall refer collectively to both the assignor and the assignee of an assignment under this paragraph, so that the conditions to be satisfied under the provisions of the preceding paragraph shall not be undermined by an assignment under the provisions of this paragraph.

(c) In the event Tenant shall request the consent of Landlord to any assignment or subletting, then Tenant shall pay, as additional rent, Landlord’s reasonable attorneys’ fees and processing fees incurred in connection therewith, provided, however such attorneys’ fees and processing fees do not exceed Two Thousand Dollars ($2,000.00)per instance.

ARTICLE XIV ACCESS BY LANDLORD

Section 14.01 Right of Entry. Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times to examine the same and to show them to prospective purchasers or mortgagees. Landlord or Landlord’s agents shall have the further right to enter the Premises to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, irrespective of whether the work shall be for the Premises or for other premises or facilities, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and the rent and other charges reserved shall in no wise abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. Landlord may, at any time, exhibit the Premises to prospective tenants. In exercising the foregoing rights pursuant to this Section 14.01, Landlord shall use its reasonable efforts to minimize interference with Tenant’s operations in the Premises.

ARTICLE XV EMINENT DOMAIN

Section 15.01 Total Condemnation of Premises. If the whole of the Premises shall be taken by any public authority under the power of eminent domain or sold to a public authority under threat or in lieu of such a taking, then the term of this Lease shall cease as of the day possession shall be taken by such public authority, and the rents shall be paid up to that day with a proportionate refund by Landlord of such rents as may have been paid in advance for a period subsequent to the date of the taking.

Section 15.02 Partial Condemnation. (a) (i) If less than the whole but more than twenty percent (20%) of the Premises or more than fifty percent (50%) of the common areas shall be so taken under eminent domain, or sold to a public authority under threat or in lieu of such a taking, Tenant shall have the right either to terminate this Lease as of the day possession is taken by the public authority, or, subject to Landlord’s right of termination as set forth in Section 15.02(b) hereof to continue in possession of the remainder of the Premises, upon notifying Landlord in writing within ~~ten (10)~~ fifteen (15) days after such taking of Tenant’s intention.

(ii) If twenty percent (20%) or less of the Premises shall be so taken, the lease term shall cease only on the part so taken, as of the day possession shall be taken by such public authority, and Tenant shall pay rents up to that day, with appropriate credit by Landlord (toward the next installment of such rents due from Tenant) of such rents as may have been paid in advance for a period subsequent to the date of the taking.

(iii) In the event of such a taking which does not result in a termination of this Lease, the minimum rent and other rents payable to Landlord shall be reduced in proportion to the floor area of the Premises taken with a proportionate reduction in Minimum Gross Sales. Landlord shall, at its expense, make all necessary repairs or alterations to the basic building, so as to constitute the remaining Premises a complete architectural unit, and Tenant, at Tenant’s sole cost, shall similarly act with respect to Tenant’s improvements, trade fixtures, furnishings and equipment.

(b) If more than fifty percent (50%) of the building in which the Premises are located, or more than fifty percent (50%) of the Premises, or more than fifty percent (50%) of the Shopping Center or of the common areas, shall be taken under power of eminent domain, or sold to a public authority under the threat or in lieu of such a taking, Landlord may, by written notice to Tenant delivered on or before the tenth (10th) day following the date of surrendering possession to the public authority, terminate this Lease as of the day possession is taken by public authority. The rents shall be paid up to the day possession is taken by public authority, with an appropriate refund by Landlord of such rent as may have been paid in advance for a period subsequent to that date.

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Section 15.03 Landlord’s and Tenant’s Damages. All damages awarded for such taking under the power of eminent domain or sale under the threat or in lieu of such a taking, whether for the whole or a part of the Premises, shall belong to and be the property of Landlord, irrespective of whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the Premises, and Tenant shall have no claim against either Landlord or the condemning authority with respect thereto; provided, however, that Landlord shall not be entitled to any award specifically designated as compensation for, depreciation to, and cost of removal of, Tenant’s stock and trade fixtures, except to the extent Landlord is so entitled pursuant to its security interest in such items.

ARTICLE XVI DESTRUCTION OF PREMISES

Section 16.01 Reconstruction of Damaged Premises. In the event the Premises shall be partially or totally destroyed by fire or other casualty insured under the insurance carried by Landlord so as to become partially or totally untenantable, then the damage to the Premises shall be promptly repaired (unless Landlord shall elect not to rebuild as hereinafter provided), and the minimum rent shall be abated in proportion to the floor area of the Premises rendered untenantable with a proportionate reduction in Minimum Gross Sales. Payment of full rental so abated shall commence and Tenant shall be obligated to reopen for business on the thirtieth (30th) day following the date that Landlord advises Tenant that the Premises are tenantable, unless Tenant opens at an earlier time in the damaged area or remains open in such area following destruction or damage, in which event there shall be no abatement or any such abatement shall terminate as of the date of Tenant’s earlier reopening. Any amount expended by Landlord in repairing the Premises in excess of the proceeds of insurance received by Landlord pursuant to Section 11.02 of this Lease allocated to the Premises shall be repayable by Tenant to Landlord within ten (10) days after receipt by Tenant from Landlord of a statement setting forth the amount of such excess. Landlord shall reconstruct the Premises in accordance with the working drawings originally approved by Landlord or (at Landlord’s sole election) with new drawings prepared by Tenant and acceptable to Landlord and Tenant. In no event shall Landlord be required to repair or replace Tenant’s merchandise, trade fixtures, furnishings or equipment, plate glass, signs or personal property. If Landlord repairs or rebuilds, Tenant, at Tenant’s sole cost, shall repair or replace Tenant’s merchandise, trade fixtures, furnishings, equipment, plate glass, signs and personal property in a manner and to at least a condition equal to that prior to the damage or destruction thereof.

Section 16.02 ~~Landlord’s~~ Right to Terminate. If (a) more than thirty-five percent (35%) of the floor area of the building in which the Premises are located or of the Shopping Center shall be damaged or destroyed by fire or other casualty, or (b) during the last three (3) years of the term hereof more than twenty-five percent (25%) of the floor area of the Premises or of the building in which the Premises are located or of the Shopping Center shall be damaged or destroyed by fire or other casualty, or (c) all or any part of the Shopping Center or said building or the Premises are damaged or destroyed at any time by the occurrence of any risk not insured under the insurance carried by Landlord, then Landlord, at its sole option, may terminate this Lease by giving written notice to Tenant of Landlord’s election so to terminate, such notice to be given within ninety (90) days after the occurrence of such damage or destruction. If more than twenty-five percent (25%) of the floor area of the Premises shall be damaged or destroyed by fire or other casualty during the last one (1) year of the term of this Lease, Tenant shall have the right to terminate this Lease, effective as of the date of casualty, by giving thirty (30) days’ advance written notice to Landlord within thirty (30) days of the occurrence of such damage or destruction.

ARTICLE XVII BANKRUPTCY OR INSOLVENCY

Section 17.01 Tenant’s Interest Not Transferable. Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant nor any interest herein or therein, shall pass to any trustee, except as may specifically be provided pursuant to the Bankruptcy Code (11 USC § 101 et. seq.), or to any receiver or assignee for the benefit of creditors or otherwise by operation of law.

Section 17.02 Termination. In the event the interest or estate created in Tenant hereby shall be taken in execution or by other process of law, or if Tenant or Tenant’s Guarantor, if any, or Tenant’s executors, administrators, or assigns, if any, shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state law or an order for the relief of such entity shall be entered pursuant to the Bankruptcy Code, or if a receiver or trustee of the property of Tenant or Tenant’s Guarantor, if any, shall be appointed by reason of the insolvency or inability of Tenant or Tenant’s Guarantor, if any, to pay its debts, or if any assignment shall be made of the property of Tenant or Tenant’s Guarantor, if any, for the benefit of creditors, then and in any such events, this Lease and all rights of Tenant hereunder shall automatically cease and terminate with the same force and effect as though the date of such event were the date originally established herein and fixed for the expiration of the term, and Tenant shall vacate and surrender the Premises but shall remain liable as herein provided. Notwithstanding the foregoing provisions of this Section, in the event that such termination shall result solely from the bankruptcy or insolvency of, or such other described event relating to, Tenant’s Guarantor, Landlord shall have the option to reinstate all of the provisions of this Lease (including, without limitation, the obligation of Tenant to continuously operate pursuant to Article VII hereof) upon written notice to Tenant.

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Section 17.03 Tenant’s Obligation to Avoid Creditors’ Proceedings. Tenant or Tenant’s Guarantor, if any, shall not cause or give cause for the appointment of a trustee or receiver of the assets of Tenant or Tenant’s Guarantor, if any, and shall not make any assignment for the benefit of creditors, or become or be adjudicated insolvent.

Section 17.04 Rights and Obligations Under the Bankruptcy Code. (a) Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (i) to perform each and every obligation of Tenant under this Lease including, but not limited to, the manner of “operation” as provided in Section 7.02 of this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month, as reasonable compensation for use and occupancy of the Premises, an amount equal to all minimum rent and other charges otherwise due pursuant to this Lease and to pay percentage rent monthly at the percentage set forth in this Lease for the Lease Year in which such month falls on all sales during such month in excess of one twelfth (1/12th) of the minimum rent paid divided by a percentage equal to the Percentage Rent Factor for such Lease Year, with payment of all such percentage rent to be made by the tenth (10th) day of the succeeding month; (iii) to reject or assume this Lease within sixty (60) days of the appointment of such trustee under Chapter 7 of the Bankruptcy Code or within sixty (60) days (or such shorter term as Landlord, in its sole discretion, may deem reasonable, so long as notice of such period is given) of the filing of a petition under any other Chapter; provided that no extension of either of the foregoing periods by or on behalf of Tenant shall be permitted; (iv) to give Landlord at least forty-five (45) days’ prior written notice of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days’ prior written notice of any abandonment of the Premises, with any such abandonment to be deemed a rejection of this Lease and an abandonment of any property not previously removed from the Premises; (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

(b) No default of this Lease by Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Landlord.

(c) It is understood and agreed that this is a Lease of real property in a Shopping Center and that, therefore, Section 365(b)(3) of the Bankruptcy Code is applicable to any proposed assumption of this Lease in a bankruptcy case.

(d) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption, which instrument shall be in a form satisfactory to Landlord.

(e) Landlord shall specifically be entitled to recover attorneys’ fees, costs and expenses in accordance with 11 U.S.C. Section 503 as a result of Landlord’s participation in any bankruptcy proceedings.

ARTICLE XVIII DEFAULT OF TENANT

Section 18.01 Events of Default and Remedies. (a) The following shall constitute Events of Default for purposes of the remedies set forth in Section 18.01(b) hereof: (i) any failure of Tenant to pay any rental or other charges due hereunder within ten (10) days after written notice of such default shall have been mailed to Tenant, or (ii) if Tenant (A) fails to take possession of and open for business from the Premises fully fixtured, stocked and staffed ~~on~~ by the date thirty (30) days following the Commencement Date, (B) fails to perform any obligation hereunder prior to such Commencement Date, (C) fails to continuously operate its business pursuant to Section 7.02 for the purpose specified in Section 7.01 hereof except for the occasional failure which is beyond Tenant’s reasonable anticipation and control, (D) fails or refuses to maintain business hours on such days or nights or any parts thereof as provided in Section 7.03 hereof, (E) fails to operate under the name specified in Section 1.01(l) hereof except for the occasional failure which is beyond Tenant’s reasonable anticipation and control, (F) abandons, leaves vacant or deserts the Premises, or (G) permits this Lease to be taken under any writ of execution, or (iii) if there shall be any default by Tenant (or by any person or entity which directly or indirectly controls, is controlled by, or is under common control with Tenant) under any other lease with Landlord (or any person or entity which is affiliated with Landlord or which, directly or indirectly, controls, is controlled by, or is under common control with Landlord, or which is managed by the managing agent utilized by Landlord for the Shopping Center) which shall not be remedied within the applicable grace period, if any, provided therefor under such other lease, or if there shall be any default by Tenant or any entity affiliated with Tenant with respect to any financing or arrangement, if any, relating to items used in, or the operation of business in the Premises, or (iv) any failure to perform any other of the terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than thirty (30) days after written notice of such default shall have been mailed to Tenant (provided, however, such period shall be extended by Landlord for an additional reasonable period if the default is of such a nature that it cannot be cured within thirty [30] days and Tenant has diligently commenced the curing of such default and is diligently pursuing the same to completion).

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(b) Upon the occurrence of any Event of Default, Landlord, in addition to any other rights or remedies it may have under this Lease, in law or in equity, may without any notice or demand:

(i) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord and Landlord may, without prejudice to any other remedy which it may have for damages as set forth in Section 18.02(b) hereof, enter upon, expel or remove Tenant and any other person occupying the Premises as set forth in Section 18.01(c), and take possession of the Premises for the account of Landlord.

(ii) Enter upon, expel or remove Tenant and any other person occupying the Premises as set forth in Section 18.01(c), and take possession of the Premises for the account of Tenant, in which case Landlord shall have the right to relet the Premises as set forth in Section 18.02(a) hereof, and Tenant shall continue to be liable for damages as set forth in Section 18.02(b) hereof and for payment of any deficiencies in rent payable subsequent to such default (computed as set forth in Section 18.02(c) hereof) and any other charges hereunder. In addition, Landlord may accelerate and declare all rent due and to become due immediately payable, and obtain immediate payment thereof (subject to an accounting at the end of the term for amounts received from any reletting of the Premises, which amounts shall be applied as set forth in Section 18.02(a)). Such entry and or such acceleration shall not be construed as an election to terminate this Lease unless Landlord so states in writing, and shall not absolve or discharge Tenant from any obligations or liabilities under this Lease for the remainder of the term.

(iii) Without entering into possession of the Premises or canceling this Lease, accelerate and declare all rent due and to become due (computed as set forth in Section 18.02(c) hereof) and other charges equivalent to rent reserved in this Lease due and to become due immediately due and payable, and bring suit for collection thereof and for damages as set forth in Section 18.02(b) hereof. Such acceleration and commencement of any such action shall not be construed as an election to terminate this Lease and shall not absolve or discharge Tenant from any obligations or liabilities under this Lease for the remainder of the term.

(c) Upon exercise of Landlord’s rights under Section 18.01(b)(i) or (ii), Landlord may, without notice, re-enter the Premises either by force or otherwise, and dispossess, by summary proceedings or otherwise, Tenant and the legal representative of Tenant or other occupant of the Premises and remove their effects and hold the Premises, and Tenant hereby waives the service of notice of intention to re-enter, any statutory notice (3-day or otherwise), or notice to institute legal proceedings. In the event of re-entry by Landlord, Landlord may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, without notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.

(d) If Tenant has not removed its property from the Premises within ten (10) days after Tenant has vacated the Premises, then such property shall be deemed abandoned by Tenant and Landlord may dispose of the same without liability to Tenant.

Section 18.02 Right To Relet and Damages. (a) Should Landlord elect to re-enter pursuant to Section 18.01(b)(ii), it may from time to time without terminating this Lease make such alterations and repairs as Landlord in its sole discretion deems necessary in order to relet the Premises, and Landlord may relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention has been given to Tenant. Upon each such reletting all rentals and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorneys’ fees and the costs of any alterations and repairs; third, to the payment of rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rentals and other sums received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay such deficiency to Landlord; if such rentals and other sums shall be more, Tenant hereby waives its right to, and shall receive no credit for, the excess. Such deficiency shall be calculated and paid monthly unless and until Landlord has elected to accelerate future rents as set forth in Section 18.01(b). Landlord shall not be required to relet the Premises if there are other vacant premises in the Shopping Center. The terms “entry” and “re-entry” are not limited to their technical meanings. Notwithstanding any reletting by Landlord without termination of this Lease, Landlord may at any time elect to terminate this Lease for Tenant’s previous breach.

(b) Upon the occurrence of any Event of Default, in addition to any other remedies Landlord may have, it may recover from Tenant all damages Landlord may incur by reason of such breach, including without limitation any rent or other charges accrued but unpaid as of the date of such breach, interest as set forth in Section 3.05, the cost of recovering, repairing and/or reletting the Premises, brokerage fees, reasonable attorney fees and costs and any other amounts permitted under the laws of the State of Florida, all of which amounts shall be immediately due and payable from Tenant to Landlord.

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(c) In determining the rent and other charges which would be payable by Tenant under this Lease subsequent to a default, the annual rent for each year of the unexpired term shall be equal to the annual minimum rent payable by Tenant for the unexpired term plus the average percentage rent paid by Tenant during the immediately preceding twelve (12) months, whichever period is shorter. The other charges (e.g., taxes, insurance and common area expenses) shall be based upon the figures available for the most recent period immediately preceding the calculation thereof.

Section 18.03 Attorney Fees. In case suit shall be brought for recovery of possession of the Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept and performed, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred therefor, including reasonable attorneys’ fees. Any amounts payable by Tenant to Landlord pursuant to this Section 18.03 or Section 11.04 of this Lease may be included in any subsequent monthly rent bill to Tenant, and the failure of Tenant to promptly pay same shall entitle Landlord to all remedies for failure to pay rent as available under this Lease or at law or in equity.

Section 18.04 Waiver of Counterclaims and Trial by Jury. Landlord and Tenant waive their right to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of said Premises, and any emergency statutory or any other statutory remedy. Tenant shall not interpose any counterclaim or counterclaims or claims for set-off, recoupment or deduction of rent in a summary proceeding for nonpayment of rent or other action or summary proceeding based on termination, holdover or other default in which Landlord seeks repossession of the Premises from Tenant, unless the failure to raise the same would constitute a waiver thereof.

Section 18.05 Landlord Curing Tenant’s Default. Notwithstanding anything herein contained to the contrary, if Tenant shall be in default in the performance of any of the terms or provisions of this Lease and if Landlord shall give to Tenant notice in writing of such default specifying the nature thereof, and if Tenant shall fail to cure such default within the time provided in Section 18.01 hereof or immediately if such default requires emergency action, Landlord may, in addition to its other legal and equitable remedies, cure such default for the account of and at the cost and expense of Tenant, and the sums so expended by Landlord, including reasonable legal fees, shall be deemed to be additional rent and shall be paid by Tenant on the day when rent shall next become due and payable.

ARTICLE XIX TRADE NAME, ADVERTISING, MARKETING FUND/MERCHANTS’ ASSOCIATION

Section 19.01 Trade Name and Advertising. Tenant agrees (a) to operate its business in the Premises under the name specifically set forth in Section 1.01(l); (b) not to change the advertised name or character of the business operated in the Premises; and (c) to refer to the Shopping Center by the name established by Landlord for the development in designating the location of the Premises in all local and regional advertising and in all other references to the location of the Premises. Landlord shall have the right to include Tenant’s trade name in any local and regional public relations, promotional or advertising materials or information. By its execution of this Lease, Tenant authorizes Landlord to utilize Tenant’s trade name in the foregoing manner.

Section 19.02 Promotional Charge. Tenant agrees to pay to Landlord, as Tenant’s share of the cost of Landlord’s advertising and promoting the Shopping Center, an annual promotional charge which originally shall equal the amount as shown in Section 1.01(m), which annual promotional charge shall, at Landlord’s option, be payable by Tenant in equal monthly installments at the time and in the manner set forth for rent payments in this Lease. However, ~~such annual promotional charge payable by Tenant will be adjusted commencing January 1st immediately succeeding full execution of this Lease and annually thereafter, by a percentage equal to the percentage set forth in Section 1.01(m). All recurring charges payable under this Section 19.02 shall be due in monthly installments on the first day of each month during the term of this Lease, and all such items shall be paid without deduction or offset.~~ the Annual Promotional Charge provided for in Section 19.02(a) hereof will be adjusted annually by an amount equal to the greater of (i) five percent (5%) of the Annual Promotional Charge for the immediately preceding calendar year, or (ii) the percentage increase in the Index (which term is defined below) during the immediately preceding calendar year.

For purposes of this Lease, the term “Index” shall be the “Consumer Price Index for All Urban Consumers (1982 84 = 100), U.S. City Average, All Items”, published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”). If the Index is not published for a particular month, then the Index published for that month shall be deemed to be the Index published for the month closest, but prior, to such month. If the Index is not published by the Bureau of Labor Statistics or another governmental agency at any time during the term of this Lease, then the foregoing calculations shall be made using the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority as selected by Landlord.

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ARTICLE XX TENANT’S PROPERTY

Section 20.01 Taxes on Tenant’s Property. Tenant shall be responsible for and shall pay, prior to delinquency, any and all taxes, assessments, levies, fees and other governmental charges of every kind or nature (hereinafter collectively called “taxes”) levied or assessed by municipal, county, state, federal or other taxing or assessing authority upon, against or with respect to (a) the Premises, all alterations or improvements made to the Premises by Tenant, or any leasehold interest in the Premises, (b) any personal property of any kind owned by Tenant or any previous tenant and occupant, and placed, installed or located in, within, upon or about the Premises, and (c) rents payable by Tenant to Landlord, irrespective of whether any of the terms described in clauses (a) through (c) above are assessed as real or personal property, and irrespective of whether any of such items are assessed to or against Landlord or Tenant. If at any time during the term of this Lease any of such taxes are not levied and assessed separately and directly to Tenant (for example, if the same are levied or assessed to Landlord, or upon or against the building containing the Premises and/or the land underlying said building), Tenant shall pay to Landlord as additional rent Tenant’s share thereof as determined by Landlord.

Section 20.02 Loss and Damage. Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons or entities occupying adjoining premises or any part of the premises adjacent to or connected with the Premises or any part of the building of which the Premises are a part, or any other area in The Gardens, or for any loss or damage resulting to Tenant or its property from bursting, stoppage or leaking of water, gas, sewer or steam pipes, or (without limiting the foregoing) for any damages or loss of property within the Premises from any cause whatsoever.

Section 20.03 Notice by Tenant. Tenant shall give immediate notice to Landlord in case of any damage to or destruction of all or any part of, or accidents in, the Premises or of defects therein or in alterations, decorations, additions or improvements, including, without limitation, any fixtures or equipment.

ARTICLE XXI HOLDING OVER

Section 21.01 Holding Over. Any holding over after the expiration of the term hereof with the consent of the Landlord, shall be construed to be a tenancy from month to month at a daily minimum rent of ~~seven percent (7%)~~ five percent (5%) of the monthly minimum rent effective for the final Lease Year or partial Lease Year preceding expiration of the term (subject to further adjustment pursuant to the various provisions of this Lease), together with an amount estimated by Landlord for the monthly additional rent charges payable pursuant to this Lease, and shall otherwise be on the same terms and conditions as herein specified so far as applicable. Any holding over without Landlord’s consent shall entitle Landlord to re-enter the Premises as provided in Section 18.01 hereof.

Section 21.02 Successors. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and permitted assigns of the said parties; and if there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord.

ARTICLE XXII RULES AND REGULATIONS

Section 22.01 Rules and Regulations. Tenant agrees to comply with and observe all rules and regulations established by Landlord from time to time. Tenant’s failure to keep and observe said rules and regulations shall constitute a breach of the terms of this Lease in the same manner as if the rules and regulations were contained herein as covenants. In the case of any conflict between said rules and regulations and this Lease, this Lease shall be controlling.

ARTICLE XXIII QUIET ENJOYMENT

Section 23.01 Landlord’s Covenant. Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or entity lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease, the Ground Lease, and any mortgage and/or deed of trust to which this Lease is subordinate.

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ARTICLE XXIV SECURITY DEPOSIT

Section 24.01 Security Deposit. The amount set forth in Section 1.01(n) is payable by Tenant to Landlord upon the execution of this Lease, which Landlord is to retain as security for the faithful performance of all covenants, conditions and agreements of this Lease. In no event shall Landlord be obligated to apply the same upon rents in arrears or upon damages for Tenant’s failure to perform the said covenants, conditions, and agreements of this Lease; however, Landlord may so apply the Security Deposit, at its option. Landlord’s right to bring a special proceeding to recover or otherwise to obtain possession of the Premises before or after Landlord’s declaration of the termination of this Lease for nonpayment of rent or for any other reason shall not in any event be affected by reason of the fact that Landlord holds the Security Deposit. Such Security Deposit, if not applied toward the payment of rents in arrears or toward the payment of damages suffered by Landlord by reason of Tenant’s default, is to be returned to Tenant without interest, except as provided by law, when this Lease is terminated according to its terms, but in no event is such Security Deposit to be returned until Tenant has vacated the Premises and delivered possession thereof to Landlord. In the event that Landlord repossesses itself of the Premises, whether by special proceeding or re-entry or otherwise, because of Tenant’s default, Landlord may apply such Security Deposit upon all damages suffered to the date of said repossession and may retain the Security Deposit to apply upon such damages as may be suffered or shall accrue thereafter by reason of Tenant’s default. In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Tenant, or its successors or assigns, or any guarantor of Tenant hereunder, such security deposit shall be deemed to be applied first to the payment of any rents due Landlord for all periods prior to the institution of such proceedings, and the balance, if any, of such Security Deposit may be retained by Landlord in partial liquidation of Landlord’s damages. Landlord shall not be obligated to keep such Security Deposit as a separate fund but may commingle the Security Deposit with its own funds. In the event Landlord applies the Security Deposit in whole or in part, Tenant shall, upon demand by Landlord, deposit sufficient funds to maintain the Security Deposit in the initial amount. Failure of Tenant to deposit such additional amount shall entitle Landlord to avail itself of the remedies provided in this Lease for nonpayment of rent by Tenant.

ARTICLE XXV MISCELLANEOUS

Section 25.01 Waiver; Election of Remedies. One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant.

Whenever Tenant shall claim under any provision of this Lease requiring Landlord not to unreasonably withhold its consent or approval that Landlord has so unreasonably withheld its consent or approval, Tenant shall have no claim for damages by reason of such alleged withholding, and Tenant’s sole remedy therefor shall be declaratory or injunctive relief, but in any event without the recovery of damages. The failure of Landlord to insist upon a strict performance of any term, condition or covenant contained in this Lease shall not be deemed a waiver of any rights or remedies that Landlord may have and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions or covenants herein contained, and any such failure shall not be construed as creating a custom of Landlord’s accepting other than strict performance or as modifying in any way the terms, covenants or conditions of this Lease. No breach by Tenant of a covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. No act or thing done by Landlord or Landlord’s agents shall be deemed an acceptance of surrender of the Premises and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. The rights and remedies of Landlord under this Lease or under any specific Section, subsection or clause hereof shall be cumulative and in addition to any and all other rights and remedies which Landlord has or may have elsewhere under this Lease or at law or equity, whether or not such Section, subsection or clause expressly so states. Nothing contained in this Lease shall be construed to confer upon any entity other than Landlord or Tenant any rights, benefits or causes of action, except to the extent specifically otherwise provided in this Lease and except to the extent provided for the benefit of any mortgagee, deed-of-trust beneficiary, ground lessor or trustee for the Shopping Center.

Section 25.02 Entire Agreement. All Exhibits, Addenda and Rider(s), if any, attached hereto form a part of this Lease and shall be given full force and effect, as fully as if set forth at length herein. This Lease and said Exhibits, Addenda and Rider(s), if any, so attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth. Tenant has not relied upon any representation of Landlord or its agents, other than any items contained in this Lease, as an inducement to enter into this Lease. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

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Section 25.03 Construction. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular number is used the same shall include the plural, and the masculine gender shall include the feminine and neuter genders. In the event any language is deleted from this Lease, said language shall be deemed to have never appeared and no other implication shall be drawn therefrom.

Section 25.04 Delays. In the event that either party hereto shall be delayed in the performance of its initial construction or its maintenance and/or repair obligations by reason of strikes, lockouts, labor troubles, inability to procure materials or shall at any time be so delayed by reason of failure of power, restrictive governmental laws or reasons of a similar nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 25.04 shall not operate to excuse Tenant from payment of minimum rent, percentage rent, additional rent or any other payments required by the terms of this Lease. Further, Landlord’s reduction of heat, light, air conditioning, or any other services whatsoever to the Shopping Center because of any similar or dissimilar event constituting a cause for excusable delay hereunder shall not relieve Tenant from its obligations under Article VII of this Lease.

Section 25.05 Notices. Unless specifically stated to the contrary in this Lease, any notice, demand, request or other instrument which may be or is required to be given by Tenant under this Lease or by law shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid or by recognized overnight delivery service, and shall be deemed to have been given upon receipt of same by Landlord; or, if required to be given by Landlord under this Lease or by law, such notice, demand, request or other instrument shall be in writing and may be sent by United States certified mail, return receipt requested, postage prepaid, by recognized overnight delivery service, by personal delivery or by other comparably reliable means, and shall be deemed to have been given upon receipt of same by Tenant; and shall be addressed (a) if to Landlord, at the address set forth in Section 1.01(o) hereof or at such other address as Landlord may designate by written notice, together with copies thereof to such other parties designated by Landlord, and (b) if to Tenant, at the address set forth in Section 1.01(p) hereof or such other address as Tenant shall designate by written notice. All notices given from Landlord to Tenant, including, without limitation, notices of default and/or termination of Tenant’s interests under this Lease, may be given by Landlord’s attorney acting as agent on behalf of Landlord.

Section 25.06 Captions and Section Numbers. The captions, section numbers, article numbers, and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease, nor in any way affect this Lease.

Section 25.07 Broker’s Commission. Tenant represents and warrants to Landlord that there are no claims for brokerage commissions or finder’s fees in connection with this Lease, and Tenant agrees to indemnify Landlord and hold it harmless from all liabilities arising from any such claim, including, without limitation, the cost of attorneys’ fees in connection therewith. Such agreement shall survive the termination of this Lease.

Section 25.08 Recording. Tenant shall not record this Lease without the prior written consent of Landlord.

Section 25.09 Furnishing of Financial Statements. Upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time, with financial statements (including, without limitation, operating statements including an annual profit and loss statement for the individual store unit covered by this Lease), provided such request is no more often than once per Lease Year, reflecting Tenant’s current financial condition, and written evidence of ownership of managing and controlling interests in Tenant and in any entities which directly or indirectly control or manage Tenant.

Section 25.10 Transfer of Landlord’s Interest In the event of any transfer or transfers of Landlord’s interest in the Premises, the transferor shall be automatically relieved of any and all obligations on the part of Landlord accruing from and after the date of such transfer. Neither the lessor under the Ground Lease, the holder of a mortgage or the holder of a deed of trust to which this Lease is or may be subordinate shall be responsible in connection with the Security Deposit unless such lessor under the Ground Lease, mortgagee or holder of such deed of trust shall have actually received the Security Deposit.

Section 25.11 Floor Area. (a) The term “floor area” as used in this Lease means, with respect to any leasable area in the Shopping Center, the aggregate number of square feet of floor space of all floor levels therein, excluding any non-selling mezzanine space, measured from (i) the outside faces of all perimeter walls thereof other than any party wall separating such premises from other leasable premises; (ii) the center line of any such party wall; (iii) the outside face of any interior wall; and (iv) the building and/or leaseline adjacent to any entrance to such premises. In the event Landlord determines that the square foot area of the Premises is at variance with the square foot area stated in this Lease, Landlord may, at its option, adjust the floor area of the Premises and make proportional adjustments in minimum rent, Minimum Gross Sales, Annual Promotional Charges or Merchants’ Association Dues and other charges to Tenant under this Lease.

Impossible Kicks/The Gardens/7/28/2023

(b) For any particular purpose of this Lease, at Landlord’s sole option, in determining the gross leasable floor area or the gross leased and occupied floor area of the Shopping Center, there shall be excluded therefrom (i) the area of twenty thousand (20,000) square feet or more occupied by a single entity if Landlord so elects (a “department store”); (ii) the floor area utilized for automatic teller machines located in any common areas; (iii) the floor area utilized for customer services areas, including any ticket sales area; (iv) the floor area of any premises leased for the operation of a U.S. Government Post Office facility or other governmental facility; (v) the floor area of any area without direct access from the enclosed Mall; (vi) the total floor area utilized by Landlord for the operation of any recreational area, child care center, community room, library, project offices, and related rooms, common areas and project areas, which shall be deemed amenities to the Shopping Center; (vii) the picnic area or food court seating areas and any outside seating areas of any restaurants, if any; or (viii) storage premises. In addition, at Landlord’s option, areas shall not be considered floor area to the extent that Landlord shall not be receiving full proportionate share contributions for the same. The term “gross leased and occupied floor area” shall include only such areas as are leased and occupied by tenants subsequent to the dates of commencement of the term of their respective leases. No deduction or exclusion from floor area shall be made by reason of columns, ducts, stairs, elevators, escalators, shafts, or other interior construction or equipment.

(c) The gross leased and occupied floor area in effect for any calendar year shall be the average of the gross leased and occupied floor area in effect on the first day of each calendar month in such calendar year.

Section 25.12 Notices to Landlord’s Mortgagee. Tenant agrees to give any mortgagee(s) of the Premises, by United States certified mail, return receipt requested, a copy of any notice of default sent to Landlord, provided that prior to such notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such mortgagee(s). Tenant further agrees that if Landlord shall have failed to cure such default within a reasonable time after notice from Tenant, Tenant shall provide such mortgagee(s) with notice of such failure and such mortgagee(s) shall have an additional sixty (60) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if, within such sixty (60) day period, any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure).

Section 25.13 Liability of Landlord. If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Shopping Center and out of rents or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Shopping Center, subject, nevertheless, to the rights of Landlord’s mortgagee, and neither Landlord nor any of the partners comprising the partnership which is Landlord herein shall be liable for any deficiency.

Section 25.14 Accord and Satisfaction. Payment by Tenant or receipt by Landlord of a lesser amount than the rents herein stipulated may be, at Landlord’s sole option, deemed to be on account of the earliest due stipulated rents, or deemed to be on account of rent owing for the current period only, notwithstanding any instructions by or on behalf of Tenant to the contrary, which instructions shall be null and void, and no endorsement or statement on any check or any letter accompanying any check payment as rent shall be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such rents or pursue any other remedy in this Lease or in law or in equity against Tenant.

Section 25.15 Execution of Lease; No Option.The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises situated in the Shopping Center. Execution of this Lease by Tenant shall be irrevocable. The return to Landlord of Tenant-executed copies of this Lease shall not be binding upon Landlord, notwithstanding any preparation or anticipatory reliance or expenditures by Tenant or any time interval, until Landlord has in fact executed and actually delivered a fully executed copy of this Lease to Tenant.

This Lease may be executed in multiple counterparts, each of which shall be deemed an original agreement and each of which shall constitute one and the same agreement. The counterparts of this Lease may be executed and delivered by facsimile or other electronic signature (including DocuSign) by either of the parties and the receiving party may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received. An electronic signed copy of this Lease transmitted by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Lease for all purposes.

Section 25.16 Governing Law. This Lease shall be governed by and construed in accordance with the laws of Florida. If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each remaining provision of the Lease shall be valid and enforceable to the full extent permitted by the law.

Section 25.17 Notice Concerning Radon Gas. Florida law requires that the following notification concerning radon gas be provided to Tenant at the time of or prior to Tenant’s execution of this Lease: “Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit”. By execution of this Lease Tenant hereby acknowledges receipt of the foregoing notification.

[SIGNATURES FOLLOW ON NEXT PAGE]

Impossible Kicks/The Gardens/7/28/2023

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease as of the day and year first above written.

In the Presence of:	FORBES/COHEN FLORIDA PROPERTIES LIMITED PARTNERSHIP,
a Michigan limited partnership

By:

“LANDLORD”

IMPOSSIBLE KICKS TWO, LLC

	By:	/s/ Rod Granero

By:

“TENANT”

Impossible Kicks/The Gardens/7/28/2023

LANDLORD

STATE OF MICHIGAN	)
) ss.
COUNTY OF OAKLAND	)

On this ___________day of _____________, 2023, before me personally appeared_________________________, who, being by me duly sworn, did say that Forbes Cohen Properties, L.L.C., a Michigan limited liability company, is the general partner of Forbes/Cohen Florida Properties Limited Partnership, a Michigan limited partnership, and that the said instrument was signed on behalf of said limited partnership by authority of its articles of agreement; and the said signatory acknowledged the said instrument to be the free act and deed of said limited partnership.

Notary Public

County,

My Commission Expires:

TENANT

STATE OF	)
) ss.
COUNTY OF	)

On this __________________day of ___________________, 2023, before me appeared______________________________________ and _______________________________________, to me personally known, who, being by me duly sworn did say that they are respectively the______________________________ and_____________________________________ of IMPOSSIBLE KICKS TWO, LLC, the entity that executed the within and foregoing instrument, and that said instrument was signed on behalf of said entity by authority of its board, and said _________________________and __________-________________acknowledged said instrument to be the free act and deed of said entity.

Notary Public

County,

My Commission Expires:

Impossible Kicks/The Gardens/7/28/2023

Impossible Kicks/The Gardens/7/28/2023

A-1

Impossible Kicks/The Gardens/7/28/2023

A-2

EXHIBIT "B"
THE GARDENS
LEGAL DESCRIPTIONS
CITY OF PALM BEACH GARDENS, PALM BEACH COUNTRY, FLORIDA

Nordstrom Site

That portion of the North Half of Section 6, Township 42 South, Range 43 East in the City of Palm Beach Gardens, Palm Beach County, Florida, described as follows:

Commencing at the center of said Section; thence South 88°45' 08" East along the South line of the Northeast Quarter of said Section a distance of 763.55 feet; thence North 1° 14'52 East a distance of 70.00 feet, thence North 46°19'57" East a distance of 35.30 feet thence North 1° 25' 01" East a distance of 181.46 feet to a point on a non tangent curve concave Northerly, having a radius of 500.00 feet a radial to said point bears South 4° 08' 03" West; thence Northwesterly a distance of 221.07 feet along said curve through a central angle of 25° 19' 59"; thence North 60° 31'58" West a distance of 436.75 feet; thence South 29° 38'18" West a distance of 43.82 feet to the beginning of a curve concave Northwesterly, having a radius of 325.00 feet; thence Southwesterly a distance of 166.33 feet along said curve through a central angle of 29° 19'21" thence South 19° 33'44" West a distance of 44.43 feet; thence South 70° 09' 49" West a distance of 10.00 feet to a point on a curve concave Southwesterly, having a radius of 570.87 feet, a radial to said point bears North 70° 09'49" East; thence Northwesterly a distance of 73.44 feet along said curve through a central angle of 7°22'15" to the POINT OF BEGINNING; thence continuing Northwesterly a distance of 31.10 feet along said curve through a central angle of 3° 07'19"; thence North 30° 19' 43" West a distance of 18.90 feet to a point on a non tangent curve concave Northerly, having a radius of 45.00 feet, a radial to said point bears South 22° 48' 04" West, thence Northeasterly a distance of 43.01 feet along said curve through a central angle of 54° 45'53" to a compound curve concave Northwesterly having a radius of 247.00 feet; thence Northeasterly a distance of 122.42 feet along said curve through a central angle of 28° 23'53"; thence North 29°38"18" East a distance of 16.50 feet to the beginning of a curve concave Westerly, having a radius of 30.00 feet; thence Northerly a distance of 47.21 feet along said curve through a central angle of 90° 10'16"; thence North 60° 31'58" West a distance of 98.59 feet; thence North 51° 19'33" West a distance of 75.00 feet to a point on a curve concave Northeasterly, having a radius of 450.00 feet, a radial to said point bears South 29°28'02" West; thence Northwesterly a distance of 486.55 feet along said curve through a central angle of 61° 56' 59"; thence North 1° 25'01" East a distance of 260.89 feet; thence South 88°34'59" East a distance of 48.00 feet; thence North 1° 25'01" East a distance of 144.65 feet to the beginning of a curve concave Southeasterly, having a radius of 332.00 feet thence Northerly a distance of 30.28 feet along said curve through a central angle of 5°13'32"; thence S63°32'09"E a distance of 204.49 feet; thence N47°01'31"E a distance of 17.86 feet; thence S63°32'9"E a distance of 344.34 feet; thence N74°22'01"E a distance of 44.14 feet; thence S15°45'08"E a distance of 249.38 feet; thence N74°22'01"E a distance of 61.00 feet; thence S15°37'59"E a distance of 98.50 feet; thence S29°55'39"W a distance of 106.02 feet; thence N68°44'33"W a distance of 7.78 feet thence S29°55'39"W a distance of 241.06 feet; thence N39°31'20"W a distance of 29.90 feet; thence N80°11'30"W a distance of 59.64 feet; thence N39°31'37"W a distance of 27.98 feet; thence S29°55'39W a distance of 126.12 feet; thence S60°04'21"E a distance of 41.91 feet; thence South 29°38'18" West a distance of 106.68 feet to the beginning of a curve concave Northwesterly, having a radius of 278.50 feet, said curve being concentric with and Southeasterly 31.50 feet from that certain curve described above as having a radius of 247.00 feet and a length of 122.42 feet; thence Southwesterly a distance of 142.53 feet along said concentric curve through central angle of 29°19'20"; thence South 58°57'39" West a distance of 34.54 feet to the POINT OF BEGINNING.

Containing an area of 10.61 acres, more or less

B-1

Impossible Kicks/The Gardens/7/28/2023

Macy's Site

That portion of the North half of Section 6, Township 42 South, Range 43 East in the City of Palm Beach Gardens, Palm Beach County, Florida, described as follows:

Commencing at the center of said Section; thence South 88° 45' 08" East along the South line of the Northeast Quarter of said Section, a distance of 763.55 feet; thence North 1° 14' 52" East a distance of 70.00 feet to the North line of P.G.A. Boulevard as described in the deed recorded in Official Record Book 4442, Pages 856 through 874 of the Public Records of said Palm Beach County; thence South 88° 45' 08" East along said North line a distance of 167.97 feet; thence North 1° 14' 52" East along said North line a distance of 12.00 feet to the POINT OF BEGINNING; thence continue North 1° 14' 52" East a distance of 257.39 feet; thence North 88° 45' 08" West a distance of 74.44 feet to the beginning of a curve concave Northerly, having a radius of 612.00 feet; thence Westerly a distance of 301.42 feet along said curve through a central angle of 28° 13'10"; thence North 60° 31' 58" West a distance of 29.24 feet; thence North 29° 28' 02" East a distance of 164.38 feet; thence N38°49'19"W a distance of 32.54 feet; thence N79°45'30"W a distance of 59.90 feet; thence N36°49'33"W a distance of 63.51 feet; thence N80°31'58"W a distance of 55.74 feet; thence N43°27'31" W a distance of 27.91 feet; thence N29°28'02"E a distance of 82.13 feet; thence N36°28'52W a distance of 30.66 feet; thence N29°28'02E a distance of 156.51 feet; thence S65°56'34"E a distance of 4.75 feet to the beginning of a curve concave Northerly, having a radius of 115.00 feet; thence Easterly a distance of 79.46 feet along said curve through a central angle of 39°35'24"; thence N74°28'03"E a distance of 170.84 feet; thence North 29° 28' 02" East a distance of 66.17 feet to a point on a non tangent curve concave Southerly, having a radius of 77.50 feet, a radial to said point bears North 4° 53' 25" West; thence Easterly a distance of 30.98 feet along said curve through a central angle of 22° 54' 12"; thence North 27° 47' 36" East a distance of 74.26 feet; thence North 74° 14' 52" East a distance of 52.47 feet; thence North 1° 14' 52" East a distance of 54.38 feet; thence South 88° 45' 08" East a distance of 225.00 feet; thence South 1° 14' 52" West a distance of 85.40 feet; thence South 71° 45' 08" East a distance of 126.22 feet; thence South 25° 32' 54" East a distance of 24.10 feet to a point on a curve concave Southerly, having a radius of 77.50 feet , a radial to said point bears North 25° 32' 54" West; thence Easterly a distance of 59.24 feet along said curve through a central angle of 43° 47' 46"; thence South 71° 45' 07" East a distance of 25.82 feet; thence S17°34'04"W a distance of 23.34 feet; thence S72°30'06"E a distance of 105.90 feet; thence S76°21'39"E a distance of 69.97 feet; thence S86°55'04"E a distance of 65.09 feet; thence S69°59'03"E a distance of 67.66 feet; thence S24°12'48"E a distance of 359.64 feet; thence S66°35'43"W a distance of 61.87 feet; thence S24°42'20"E a distance of 63.47 feet; thence S66°35'43W a distance of 106.04 feet; thence S70°41'28"W a distance of 69.73 feet; thence South 66° 35' 43" West a distance of 189.53 feet to the beginning of a curve concave Northerly, having a radius of 750.00 feet; thence Westerly a distance of 322.70 feet along said curve through a central angle of 24°39' 09"; thence North 88° 45' 08" West a distance of 44.82 feet; thence North 89° 53' 54" West a distance of 50.00 feet thence North 88° 45' 08" West a distance of 10.00 feet to the beginning of a curve concave Southeasterly, having a radius of 45.00 feet thence Southwesterly a distance of 70.69 feet along said curve through a central angle of 90° 00' 00" to its point of tangency with a line parallel with and Easterly 40.00 feet from that certain course described above as North 1° 14' 52" East a distance of 257.39 feet; thence South 1° 14' 52" West along said parallel line a distance of 126.39 feet to the beginning of a curve concave Northeasterly, having a radius of 50.00 feet; thence Southerly a distance of 41.65 feet along said curve through a central angle of 47° 43' 53" to a line bearing South 88° 45' 08" East from the POINT OF BEGINNING; thence North 88°45' 08" West a distance of 56.41 feet to the POINT OF BEGINNING.

Containing an area of 18.322 acres, more or less.

B-2

Impossible Kicks/The Gardens/7/28/2023

Sears Site

That portion of the North half of Section 6, Township 42 South, Range 43 East in the City of Palm Beach Gardens, Palm Beach Bounty, Florida, described as follows:

Commencing at the center of said Section; thence South 88° 45' 08" East along the South line of the Northeast Quarter of said Section, a distance of 763.55 feet; thence North 1° 14' 52" East a distance of 70.00 feet to the North line of P.G.A. Boulevard as described in the deed recorded in official Record Book 4442, Pages 856 through 874 of the public records of said Palm Beach County; thence South 88° 45'08" East along said North line a distance of 167.97 feet; thence North 1° 14' 52" East along said North line a distance of 12.00feet; thence South 88° 45' 08" East along said North line a distance of 162.07 feet; thence North 43° 40' 03" West a distance of 35.41 feet; thence North 1° 25' 01" East a distance of 167.93 feet; thence South 88° 34' 59" East a distance of 165.49 feet to the beginning of a curve concave Northerly, having a radius of 225.00 feet; thence Easterly a distance of 97.47 feet along said curve through a central angle of 24° 49' 18"; thence North 66° 35' 43" East a distance of 487.89 feet; thence South 29° 09' 19" East a distance of 57.23 feet to the beginning of a curve concave Northeasterly having a radius of 150.00 feet; thence Southeasterly a distance of 97.41feet along said curve through a central angle of 37° 12' 25"; thence South 66° 21' 44" East a distance of 41.48 feet; thence South 22° 58' 41" East a distance of 48.08 feet to a point on a non tangent curve concave Southeasterly, having a radius of 585.87 feet, a radial to said point bears North 69° 35' 38" West; thence Northeasterly a distance of 99.69 feet along said curve through a central angle of 9° 44' 57" to the POINT OF BEGINNING; thence North 66° 21' 44" West a distance of 79.64 feet to the beginning of a curve concave Northeasterly, having a radius of 83.50 feet; thence Northwesterly a distance of 62.60 feet through a central angle of 42° 57' 27"; thence North 23° 24' 17" West a distance of 104.92 feet; thence North 66° 35' 43" East a distance of 40.86 feet; thence North 23° 24' 17" West a distance of 51.50 feet; thence South 66° 35' 43" West a distance of 8.20 feet; thence North 23° 24' 17" West a distance of 276.41 feet to a point on a non tangent curve concave Northeasterly having a radius of 580.50 feet, a radial to said point bears South 30° 11' 30" West; thence Northwesterly a distance of 45.44 feet along said curve through a central angle of 4° 29' 07";" thence North 55° 19' 23" West a distance of 24.15 feet; thence North 71° 45' 08" West a distance of 74.95 feet; thence North 88° 10' 54" West a distance of 43.85 feet to the beginning of a curve concave Northeasterly having a radius of 259.50 feet; thence Northwesterly a distance of 39.37 feet along said curve through a central angle of 8° 41'32"; thence North 18° 14' 52" East a distance of 346.14 feet; thence South 71° 45' 08' East a distance of 35.00 feet; thence North 18° 14' 52" East a distance of 97.66 feet; thence South 72° 26' 25" East a distance of 187.97 feet; thence North 56° 14' 52" East a distance of 235.08 feet; thence North 13° 45' 08" West a distance of 29.80 feet; thence North 56° 14' 52" East a distance of 17.96 feet; thence North 53° 45' 08" West a distance of 29.80 feet; thence North 56° 14' 52" East a distance of 157.60 feet to a point on a non tangent curve concave Westerly having a radius of 532.00 feet, a radial to said point bears North 61° 41' 19" East; thence Southerly a distance of 276.03 feet along said curve through a central angle of 29° 43' 42" ; thence South 1° 25' 01" West a distance of 329.36 feet; thence South 88° 34' 59" East a distance of 48.00 feet; thence South 1° 25' 01" West a distance of 49.46 feet to the beginning of a curve concave Northwesterly, having a radius of 350.00 feet; thence Southwesterly a distance of 398.15 feet along said curve through a central angle of 65° 10' 42" thence South 66° 35' 43" West a distance of 93.63 feet; thence South 65° 26' 57" West a distance of 50.00 feet; thence South 66° 35' 43" West a distance of 36.00 feet to the beginning of a curve concave Southeasterly having a radius of 30.00 feet thence Southwesterly a distance of 47.12 feet along said curve through a central angle of 90° 00' 00" to its point of tangency with a line parallel with and Northeasterly a distance of 31.50 feet from that certain course described above as North 24° 24' 17" West a distance of 104.93 feet. Thence South 23° 24' 17" East along said parallel line a distance of 25.92 feet to the beginning of curve concave Northeasterly, having a radius of 52.00 feet, said curve being concave from that certain curve described above as having a radius of 83.50 feet and a central angle of 42° 57' 27"; thence Southeasterly a distance of 38.99 feet along said concentric curve through a central angle of 42° 57' 27"; thence South 66° 21' 44" East a distance of 56.52 feet to the beginning of a curve concave Northerly, having a radius of 45.00 feet; thence Easterly a distance of 32.28 feet along said curve through a central angle of 41° 05' 54" to a non tangent intersection with the Northeasterly prolongation of that certain curve described above as being concave Southeasterly, having a radius of 585.87 feet, a radial of said 585.87 foot radius curve to said point bears North 55° 37' 52" West; thence Southwesterly a distance of 43.08 feet along said curve through a central angle of 4° 15' 43" to the POINT OF BEGINNING. Containing an area of 10.606 Acres, more or less.

B-3

Impossible Kicks/The Gardens/7/28/2023

Bloomingdale's Site

That portion of the North half of Section 6, Township 42 South, Range 43 East in the City of Palm Beach Gardens, Palm Beach County, Florida, described as follows:

Commencing at the center of said Section; thence South 88°45'08" East along the South line of the Northeast Quarter of said Section, A distance of 763.55 feet; thence North 1°14'52" East a distance of 70.00 feet to the North line of P.G.A. Boulevard as described in the deed recorded in Official Record Book 4442, Pages 856 through 874 of the Public Records of said Palm Beach County; thence South 88° 45'08" East along said North line a distance of 167.97 feet; thence North 1° 14' 52" East along said North line a distance of 12.00 feet; thence South 88° 45'08" East along said North line a distance of 162.07 feet; thence North 43° 40' 03" West a distance of 35.41 feet; thence North 1° 25' 01" East a distance of 167.93 feet; thence South 88° 34' 59" East a distance of 165.49 feet to the beginning of a curve concave Northerly, having a radius of 225.00 feet; thence Easterly a distance of 97.47 feet along said curve through a central angle of 24° 49' 18"; thence North 66° 35' 43" East a distance of 487.89 feet; thence South 29° 09' 19" East a distance of 57.23 feet to the beginning of a curve concave Northeasterly having a radius of 150.00 feet; thence Southeasterly a distance of 97.41 feet along said curve through a central angle of 37° 12' 25"; thence South 66° 21' 44" East a distance of 41.84 feet; thence South 22° 58' 41" East a distance of 48.08 feet to a point on a non tangent curve concave Southeasterly, having a radius of 585.87 feet, a radial to said point bears North 69° 35' 38" West; thence Northeasterly a distance of 253.19 feet along said curve through a central angle of 24° 45' 39"; thence North 45° 10'02" East a distance of 20 feet; thence North 46° 09' 35" East a distance of 150.00 feet to a point on a non-tangent curve concave Westerly, having a radius of 470.87 feet; a radial to said point bears South 54° 39' 17" East; thence Northerly a distance of 278.83 through a central angle of 33° 55' 42"; thence North 01° 25'01" East a distance of 368.61 feet to the beginning of a curve concave Easterly, having a radius of 570.87 feet; thence Northerly a distance of 349.53 feet through a central angle of 35° 04' 51"; thence North 36° 29' 52" East a distance of 20.34 feet; thence North 8° 30' 08" West a distance of 49.50 feet; thence North 53° 30'08" West a distance of 442.50 feet to the POINT OF BEGINNING; thence South 32° 13' 58" West a distance of 151.63 feet; thence South 48° 42' 00" East a distance of 182.23 feet; thence South 56° 16' 16" West a distance of 535.29 feet; thence North 72° 05' 27" West a distance of 71.90 feet to the beginning of a curve concave Northeasterly, having a radius of 65.00 feet; thence Northwesterly along said curve a distance of 78.21 feet through a central angle of 68° 56' 31"; thence on a radial line to said curve South 86° 51' 04" West a distance of 58.14 feet; thence South 18° 15' 19" West a distance of 81.51 feet; thence North 71° 44' 41" West a distance of 315.00 feet; thence North 18° 47' 22" East a distance of 62.46 feet; thence North 53° 49' 44" West a distance of 102.16 feet; thence North 18° 33' 26" East a distance of 59.24 feet; thence North 86° 26' 34" West a distance of 55.00 feet; thence North 18° 23' 26" East a distance of 446.00 feet; thence North 81° 26' 34" West a distance of 20.00 feet; thence North 61° 20' 13" West a distance of 36.21 feet; thence North 18° 20' 32" East a distance of 128.00 feet to a non-tangent curve concave Southerly, having a radius of 800.00 feet, a radial to said point bears North 6° 11' 57" West; thence Easterly a distance of 355.17 feet, along said curve through a central angle of 25° 26' 14" to a point on a non-tangent, compound curve concave Southerly, having a radius of 390.00 feet, a radial to said point bears North 7° 50' 42" East; thence Easterly along said curve a distance of 297.37 feet through a central angle of 43° 41' 13"; thence South 31° 48' 36" East a distance of 79.05 feet to a non-tangent curve concave Northerly having a radius of 321.66 feet, a radial to said point bears South 53° 57' 42" West; thence Easterly a distance of 150.00 feet through a central angle of 26° 43' 06"; thence North 32° 13' 58" East a distance of 99.20 feet to the Southwesterly Right of Way line of Gardens Boulevard; thence South 53° 30' 08" East along said Right of Way line a distance of 55.54 feet to the POINT OF BEGINNING.

Containing 13.398 Acres, more or less.

B-4

Impossible Kicks/The Gardens/7/28/2023

Saks Site

That portion of the North Half of Section 6, Township 42 South, Range 43 East in the City of Palm Beach Gardens, Palm Beach County, Florida, described as follows:

Commencing at the center of said Section; thence South 88° 45' 08" East along the south line of the Northeast Quarter of said Section a distance of 763.55 feet; thence North 1° 14' 52" East a distance of 70.00 feet; thence North 46° 19' 57" East a distance of 35.30 feet; thence North 1° 25' 01" East a distance of 181.46 feet to a point on a non tangent curve concave Northerly, having a radius of 500.00 feet, a radial to said point bears South 4° 08' 03" West; thence Northwesterly a distance of 221.07 feet along said curve through a central angle of 25° 19' 59"; thence North 60° 31' 58" West a distance of 436.75 feet; thence South 29° 38' 18" West a distance of 43.82 feet to the beginning of a non-tangent curve concave Northwesterly, having a radius of 325.00 feet; thence Southwesterly along a chord bearing South 44°17'59" West a distance of 166.33 feet along said curve through a central angle of 29° 19' 21"; thence South 19° 33' 44" West a distance of 44.43 feet; thence South 70° 09' 49" West a distance of 10.00 feet to a point on a curve concave Southwesterly, having a radius of 570.87 feet, a radial to said point bears North 70° 09' 49" East; thence Northwesterly a distance of 104.54 feet along said curve through a central angle of 10° 29' 32" N30°19'43"W a distance of 420.42 feet to the beginning of a curve concave Easterly, having a radiu of 470.87 feet; thence Northerly a distance of 260.89 feet along said curve through a central angle of 31° 44' 43"; thence North 1° 25' 01" East a distance of 574.96 feet to the beginning of a curve concave Westerly, having a radius of 570.87 feet; thence Northerly a distance of 127.87 feet along said curve through a central angle of 12° 50' 02"; thence North 11° 24' 59" West a distance of 175.38 feet; thence North 34° 04' 49" East a distance of 49.93 feet; thence North 79° 34' 36" East a distance of 849.27 feet; thence South 23° 17'51" East a distance of 26.44 feet to the POINT OF BEGINNING; thence continue South 23° 17' 51" East a distance of 413.00 feet; thence South 74° 37' 00" East a distance of 104.71 feet to a point on a non-tangent curve concave Northeasterly, having a radius of 123.00 feet, a radial to said point bears South 64° 45' 32" West; thence Southeasterly a distance of 54.17 feet along said curve through a central angle of 25° 13' 58" to a point on a compound curve concave Northeasterly, having a radius of 300 feet; thence Southeasterly a distance of 75.33 feet along said curve through a central angle of 14° 25' 31"; thence South 25° 06' 02" West along radial to said curve a distance of 15.00 feet, thence South 05° 15' 43" East a distance of 62.83 feet; thence South 29° 34' 03" West a distance of 87.98 feet; thence South 15° 45' 14" East a distance of 36.79 feet; thence South 74° 14' 46" West a distance of 200.45 feet; thence North 15° 45' 14" West a distance of 24.65 feet; thence North 41° 58' 20" West a distance of 100.16 feet; thence North 60° 15' 57" West a distance of 43.98 feet; thence North 23° 33' 47" West a distance of 300.76 feet; thence North 46° 31' 47" East a distance of 30.33 feet; thence North 22° 35'16" West a distance of 9.49 feet; thence North 85° 53' 54" East a distance of 27.63 feet; thence North 23° 25' 59" West a distance of 217.48 feet; thence North 68° 58' 59" East a distance of 6.08 feet; thence North 23° 25' 59" West a distance of 48.75 feet; thence North 69° 02' 04" East a distance of 163.37 feet to the POINT OF BEGINNING.

Containing 3.931 Acres, more or less.

B-5

Impossible Kicks/The Gardens/7/28/2023

Shopping Center

That portion of the North half of Section 6, Township 42 South, Range 43 East in the City of Palm Beach Gardens, Palm Beach County, Florida, described as follows:

Commence at the center of said Section 6, thence S.88°45'08" E. along the South line of the Northeast one-quarter of said Section 6, a distance of 763.55 feet; thence N. 01°14'52" E. a distance of 70.00 feet to a point on the North right-of-way line of P.G.A. Boulevard as recorded in O.R.B. 4442, Pages 856 thru 874 of the Public Records of said Palm Beach County and the POINT OF BEGINNING; thence S. 88°45'98" E. along said right-of-way line and through the following courses a distance of 167.97 feet; thence N. 01°14'52" E. a distance of 12.00 feet thence S. 88°45'08" E. a distance of 162.07 feet; thence N. 43°40'03" W. departing from said right-of-way line a distance of 35.41 feet thence N. 01°25'01" E. a distance of 167.93 feet; thence S. 88°34'59" E. a distance of 165.49 feet to a point of curvature of a curve concave Northwesterly, having a radius of 225.00 feet; thence Northeasterly along the arc of said curve through a central angle of 24°49'18" a distance of 97.47 feet to a point of tangency thence N. 66°35'43" E. a distance of 487.89 feet; thence S. 29°09'19" E. a distance of 57.23 feet to a point of curvature of a curve concave Northeasterly, having a radius of 150.00 feet; thence Southeasterly along the arc of said curve through a central angle of 37°12'25" a distance of 97.41 feet to a point of tangency; thence S. 66°21'44" E. a distance of 41.84 feet; thence S. 22°58'41" E. a distance of 48.08 feet to a point on a non-tangent curve concave Southeasterly having a radius of 585.87 feet, the chord of which bears N. 32°47'12" E.; thence Northeasterly along the arc of said curve through a central angle of 24°45'39" a distance of 253.19 feet to a point of tangency; thence N. 45°10'02" E. a distance of 20.00 feet; thence N. 46°09'36" E. a distance of 150.00 feet to a point on a non-tangent curve concave Northwesterly, having a radius of 470.87 feet; the chord of which bears N.18°22'52" E.; thence Northeasterly along the arc of said curve through a central angle of 33°55'42" a distance of 278.83 feet to a point of tangency; thence N. 01°25'01" E. a distance of 368.61 feet to the point of curvature of a curve concave Southeasterly having a radius of 570.87 feet; thence Northeasterly along the arc of said curve through a central angle of 35°04'51" a distance of 349.53 feet to a point of tangency; thence N. 36°29'52" E. a distance of 20.34 feet; thence N. 08°30'08" W. a distance of 49.50 feet; thence N. 53° 30'08" W. a distance of 625.68 feet to a point of curvature of a curve concave Southerly having a radius of 1100.92 feet; thence Westerly along the arc of said curve through a central angle of 46° 55'16" a distance of 901.57 feet to the point of tangency; thence S. 79°34'36" W. a distance of 1355.52 feet; thence S. 34°04'49" W. a distance of 49.93 feet; thence S. 11°24'59" E. a distance of 175.38 feet to the point of curvature of a curve concave Westerly having a radius of 570.87 feet; thence Southerly along the arc of said curve through a central angle of 12°50'02" a distance of 127.87 feet to the point of tangency; thence S. 01°25'01" W. a distance of 574.96 feet to a point of curvature of a curve concave Northeasterly having a radius of 470.87 feet; thence Southeasterly along the arc of said curve through a central angle of 31°44'43" a distance of 260.89 feet to the point of tangency; thence S. 30°19'43" E. a distance of 420.42 feet to a point of curvature of a curve concave Southwesterly having a radius of 570.87 feet; thence Southeasterly along the arc of said curve through a central angle of 10°29'34" a distance of 104.54 feet; thence N. 70°09'49" E. a distance of 10.00 feet; thence N. 19°33'44" E. a distance of 44.43 feet to a point on a non-tangent curve concave Northwesterly, having a radius of 325.00 feet, the chord bears N. 44°17'59" E. thence Northeasterly along the arc of said curve through a central angle of 29°19'21" a distance of 166.33 feet to the point of tangency; thence N. 29°38'19" E. a distance of 43.82 feet; thence S. 60°31'58" E. a distance of 436.75 feet to the point of curvature of a curve concave Northeasterly having a radius of 500.00 feet; thence Southeasterly along the arc of said curve through a central angle of 25°19'58" a distance of 221.07 feet; thence S. 01°25'01" W. a distance of 181.46 feet; thence S. 46°18'28" a distance of 35.30 feet to the POINT OF BEGINNING. Containing 100.367 Acres, more or less.

Excepting therefrom Nordstrom Site, Macy's Site, Sears Site, Bloomingdale's Site, and Saks Site.

B-6

Impossible Kicks/The Gardens/7/28/2023

EXHIBIT “C”
THE GARDENS
RETAIL TENANTS

CITY OF PALM BEACH GARDENS, PALM BEACH COUNTY, FLORIDA

March 28, 2007

I.	TENANT’S WORK

A.	General: Tenant’s Work, including (without limitation) Tenant’s storefront sign, shall be pursuant to plans and specifications prepared by Tenant and approved by Landlord.

B.	Criteria: The criteria and/or specifications as set forth herein represent minimum standards for the design, construction and finish of the Premises by Tenant.

1.	Jurisdiction and Codes: The project is being developed in and under the jurisdiction of the City of Palm Beach Gardens, Palm Beach County, Florida. All design and construction work shall comply with all applicable statutes, ordinances, regulations, laws and codes and the regulations of the Palm Beach County Health Department. www.pbgfl.com

2.	Permits and Approvals: Prior to the commencement of construction, building and other permits shall be obtained by Tenant and posted in a prominent place within the Premises. Landlord’s written approval shall be obtained by Tenant prior to the undertaking of any construction work which deviates from Tenant’s Working Drawings and Specifications as approved by Landlord, or the undertaking of any other work not explicitly shown on said Working Drawings and Specifications. Landlord’s approval of the foregoing shall not constitute the assumption of any responsibility by Landlord, Landlord’s representative or Landlord’s Architect for the accuracy or sufficiency thereof, and Tenant shall be solely responsible therefor.

3.	Design Loads: Structural system has been designed to carry the following live loads, and loading imposed by any Tenant’s Work on a temporary or permanent basis shall not exceed the following allowable live loads:

a.	On-grade slabs: 150 lbs. per sq. ft.

b.	Second floor: 75 lbs. per sq. ft.

4.	Standard Project Details: Issued by Landlord’s Architect and as they pertain to Tenant’s Work, that interfaces with the Landlord work, shall govern with respect to such Work. Such details shall be incorporated into the Working Drawings and Specifications for the Premises.

5.	Materials: Only new, first-class materials shall be used in the construction of the Premises.

6.	Space Layout: A Space Layout and/or As-Built Drawings of the Premises will be furnished to Tenant’s Architect by Landlord’s Tenant Coordinator as identified in Section II A 2 hereof, when so authorized by Landlord. Same shall indicate by floor plan the dimensions of the Premises, column locations and sizes, underground and overhead utility. A section drawing indicating height clearances and any special conditions affecting Tenant’s construction, as well as the Standard Project Details, will similarly be furnished to Tenant’s Architect.

7.	Field Conditions: Tenant shall verify conditions pertaining to the Premises from time to time prior to and after commencement of construction of the Premises. Tenant shall coordinate Tenant’s Work with the work of Landlord and others as well as existing conditions occurring above or below the Premises.

8.	Non-Interference with Other Work: Tenant shall perform all of its work under this Exhibit “C” in such a manner as will not interfere with, impede or delay Landlord’s work, if any, or the work of other tenants or other work by Landlord.

C.	Tenant Storefront Signage:

1.	Prohibited types of signs or sign components are:

a.	Face illuminated signs of all types.

Impossible Kicks/The Gardens/7/28/2023

b.	Red signs.

c.	Moving or rotating signs.

d.	Individual internally illuminated channel letters with plexiglass faced letters.

e.	Signs employing moving or flashing lights or noise making devices and components.

f.	Signs employing exposed raceways, ballast boxes or transformers. Raceways integrated into the store design are permissible.

g.	Signs with weep holes or light leaks.

h.	Signs exhibiting the names, stamps or decals of the sign manufacturer or installer.

i.	Signs of box or cabinet type employing transparent, translucent or luminous plastic background panels, subject to Landlord’s special approval.

j.	Signs employing luminous vacuum formed type plastic letters.

k.	Cloth, wood, paper or cardboard signs, stickers, decals or painted signs around or on exterior surfaces (including interior and exterior surfaces of doors and/or windows), of the Premises.

l.	Signs, letters, symbols or identification of any nature painted directly on surfaces exterior to the Premises.

m.	Signs employed unedged or uncapped plastic letters or letters with no returns and exposed fastenings.

n.	Rooftop signs.

o.	The name “The Gardens” is not permitted in Tenant’s sign.

2.	Location: Sign letters must be located in such manner that they are not closer than six inches (6”) to the top of Tenant storefront nor closer that thirty-six inches (36”) to the uniform neutral piers between stores.

3.	Size: Depth of letters shall be such that the face of same does not extend more than four inches (4”) from face of the storefront wall. Height of sign letters or components shall not exceed 12”. Depending on the length of store name, letter style, or storefront design, Landlord’s Tenant Coordinator shall have the right to reduce the maximum letter height.

4.	Weight Limitations: Storefront valance materials and Tenant’s sign which are suspended from the storefront framing shall be entirely self-supporting. The building’s structure may not be used for suspension of Tenant’s storefront or sign.

D.	Mechanical, Electrical, Plumbing and Fire Protection Design Criteria:

1.	Mechanical:

a.	The Premises are served by a central condenser water supply and return system, installed by Landlord, which will deliver during regular Shopping Center business hours, treated condenser water at a temperature of 86°F when the outside wet bulb temperature is 79°F, with a flow of three (3) gallons per minute per ton of refrigeration and Tenant’s total internal sensible and latent heat gain does not exceed twenty-seven (27) BTU/hour per square foot of Premises (445 sq. ft. per ton). Tenant shall pay a capital charge for the central system and an annual operating charge as described in Exhibit “D”.

b.	The Premises are served by central outside air supply system installed by Landlord that will deliver unfiltered untempered outside air at a rate of five (5.0) cubic feet per minute per person (100 sq. ft. per person).

c.	Tenant shall provide its own water cooled packaged air-conditioning unit(s) complete with Tenant designed and installed air distribution system for its Premises, with condenser water piping and outside air duct connected to Landlord supplied stubs.

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d.	Tenant shall extend a condensate line from the air conditioning equipment to the air-conditioning drain system provided by Landlord.

e.	Tenant shall provide its own supplementary electrical heating as required for the Premises.

f.	Tenant shall provide space above the Premises ceiling for the passage of Landlord’s supply and return ductwork to and from the Mall and its respective roof mounted air-conditioning unit, as well as any necessary openings in the partitions defining the Premises (party walls). Refer to standard project details for location in ceiling space, details, height and sizing of ductwork and openings.

g.	Tenant shall provide exhaust fans to satisfy exhaust requirements for toilet rooms and for removal of heat or odors generated within the Premises. Exhaust fans shall be located within the Premises. Exhaust air discharge shall be connected to central exhaust duct at locations designated by Landlord.

h.	Tenant’s air-conditioning unit(s) shall be floor supported in Tenant’s space. Such equipment may also be mounted on platform above Tenant’s toilet facilities

i.	All supply, return and outside air ductwork shall be insulated and shall be installed in concealed space above ceilings. Space between ceiling and structure shall not be used as a return-air plenum.

j.	Tenant’s air-conditioning system shall not use Mall air as a source of ventilation and/or make-up air. The Premises shall be maintained at neutral to slightly positive pressure (0.05 in W.G.) in relation to Mall’s pressure.

k.	Tenant’s HVAC system shall be designed in accordance with the largest ASHRAE, SMACNA, NFPA Standards, as well as the current Standard Mechanical Code.

2.	Electrical:

a.	Power available for the Premises is 277/480 volt, 3-phase, 4-wired, 60HZ.

b.	Tenant’s electrical contractor shall provide and install meter as directed by Landlord. Main disconnect means shall be provided by Landlord and reimbursed by Tenant based on electrical loads as calculated on Tenant’s electrical data tabulation sheet.

c.	The service conductors from the meter, through the main disconnect means and to the Premises, utilizing conduit installed by Landlord, shall be copper, furnished, connected and installed by Tenant. Said conduit shall be sized for the Landlord’s 100, 200 or 400 amp disconnect and not the fuse size.

d.	Dry type transformer, floor supported within the Premises shall be used for all 120/208 volt requirements.

e.	Panelboards shall be designed for ten (10%) minimum spare ampacity (based on connected load) and ten percent (10%) spare breaker space.

f.	All electrical wiring systems shall be in conduit.

g.	All fluorescent lighting fixtures in Tenant’s public areas, other than track type and decorative fixtures, shall be recessed. Fluorescent fixtures shall have low brightness, parabolic lenses or diffusers. Bare lamp fluorescent or incandescent fixtures may not be used except in concealed areas and/or stock rooms. Connections to all devices in Tenant’s public areas shall be concealed.

h.	Emergency lighting shall be provided by Tenant per code to illuminate stock and/or sales areas and rear exitway during power outage, which lighting shall be battery-operated, twin head light pack(s) and/or fluorescent fixtures. In public areas, emergency lights shall be concealed.

i.	Circuits serving storefront sign shall be controlled by a time clock switch.

Impossible Kicks/The Gardens/7/28/2023

j.	Tenant shall coordinate installation of telephone equipment with Southern Bell Telephone Company utilizing backboard and conduit provided by Landlord.

k.	If requested by Tenant, Landlord shall provide conduit for installation of cable television by local cable contractor; Tenant shall reimburse Landlord for all costs of said conduit. Tenant shall coordinate service connection with cable company. Roof mounted antennas, including satellite dishes, are not permitted.

l.	Standards of construction shall conform to National Electric Code including any local modifications.

3.	Plumbing:

a.	Plumbing fixtures and accessories shall be of commercial quality and shall be of water conserving type. Water closets shall be one and six-tenths (1.6) gallon tank type or flush valve type.

b.	Water heaters shall be electric and equipped with pressure relief valve and drain pan.

c.	Floor drains with deep-seal traps with trap primer shall be provided in toilet rooms.

d.	At the time Tenant obtains a building permit, Tenant shall be obligated to pay either direct to Seacoast Utilities, Inc., or reimburse Landlord, if paid by Landlord, the plant capacity and main extension charge imposed by Seacoast Utilities, Inc., together with all other costs and expenses incurred or to be incurred by Landlord with respect to Tenant’s construction of and connection to water and waste water facilities and with respect to particular plumbing fixtures, in accordance with all applicable governmental ordinances in effect from time to time.

e.	Water piping shall be copper with sweat type fittings. Sanitary pipe shall be cast iron.

f.	Air-conditioning drains shall be insulated copper. Insulation shall have maximum flame spread of twenty-five (25) and maximum smoke developed of fifty (50) as classified per ASTM E 84. Insulation shall be of adequate thickness to prevent pipe sweating.

4.	Fire Protection Sprinkler System:

a.	Provide automatic fire protection sprinkler system for the Premises with connection to the sprinkler system flanged stub which will be provided by Landlord.

b.	Fire protection sprinkler system, fire extinguishers (type 2-A-10BC) and other equipment within the Premises shall be in accordance with NFPA 13, Landlord’s Insurance Underwriter requirements, and all applicable codes. The entire fire protection system for the Project is required to be an interrelated centrally-controlled installation and Tenant shall cause a qualified sprinkler contractor to design and install said system within the Premises in accordance with said requirements and shall submit to Landlord’s representative plans and specifications for the sprinkler system which have been approved by the Fire Marshal. Approval of the foregoing shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency thereof, and Tenant shall be solely responsible therefor.

c.	All sprinkler heads visible to public must be fully or semi-recessed with white finish or finish to match adjacent surfaces.

II.	SUBMISSION, REVIEW AND APPROVAL - TENANT PRELIMINARY AND FINAL PLANS

A.	General:

1.	Following the execution of this Lease, Landlord shall furnish Tenant with one (1) set of prints of Space Layout giving technical and design information for the Premises, provided that Landlord shall not be responsible for the accuracy, efficiency or sufficiency of said Space Layout and Tenant shall be solely responsible for all technical and other examinations of the Premises and shall be exclusively responsible with respect to verification of actual field conditions and actual field measurements and a full review of all technical and engineering requirements with respect to the Premises and Tenant’s construction therein.

Impossible Kicks/The Gardens/7/28/2023

2.	All prints, drawing information and other material to be furnished by Tenant to Landlord for approval as required in this Exhibit shall be addressed to Landlord’s Tenant Coordinator:

The Forbes Company

Landlord’s Tenant Coordinator/The Gardens
100 Galleria Officentre, Suite 427

Southfield, MI 48034

(248) 827-4600

3.	Within fifteen (15) days following the execution of this Lease, Tenant shall notify Landlord’s Tenant Coordinator in writing who Tenant’s Architect or Designer will be, include name, firm name, address and telephone number. Tenant’s Architects and Engineers must be licensed professionals within the state of Florida and be qualified in all phases of store design and construction. Landlord reserves the right to approve Tenant’s Architect and Engineer.

4.	Tenant shall pay all fees of its Architect and Engineer. Landlord, Landlord’s Tenant Coordinator, Landlord’s Architect or Landlord’s representative shall not be in any way responsible or liable with respect to the accuracy, sufficiency, feasibility or code compliance of Tenant’s plans, and Tenant shall be totally responsible for same.

B.	Preliminary Store Design Drawings:

1.	Within thirty (30) days from either of the following dates, whichever shall occur later: (a) receipt by Tenant of Space Layout or (b) execution of this Lease by the parties hereto, Tenant shall submit to Landlord one (1) set of prints of Store Design Drawings showing intended design character and finishing of the Premises. The Store Design Drawings shall comply with the design criteria of the Shopping Center and shall set forth the requirements of Tenant within the Premises. Should Tenant’s storefront design be an extension of an established store prototype, it is recommended that Tenant include photographs of the most recently completed store for review. Samples of storefront and interior samples keyed to drawings should accompany this submittal. Store fixturing (both permanent and movable) should be located on Tenant’s floor plan.

2.	Said drawings shall include but not be limited to the following:

a.	Merchandising layout of the Premises - merchandise allocations and fixture locations, both permanent and movable.

b.	Architectural design of the Premises, including floor plan, reflected ceiling plan, storefront elevations including sign(s), sections and complete fixturing information.

c.	Material finish sample board including all finishes (paint, wallcovering, carpet, tile, etc.) and mounted on 8” x 10” boards with key to Store Design Drawings. Any finish not submitted for approval may be selected by Landlord. Material sample board will not be returned to Tenant.

3.	A copy of the Store Design Drawings will be returned to the Tenant indicating Landlord’s approval, approval as noted or not approved, should the drawings not be approved, Tenant shall re-submit revised drawings for approval within ten (10) days of their receipt by Tenant.

C.	Working Drawings and Specifications:

1.	Immediately following the date on which Store Design Drawings bearing Landlord’s approval are returned to Tenant, Working Drawings and Specifications shall be prepared by Tenant’s Architect in strict compliance with the design criteria and requirements issued by Landlord and shall adhere to the Store Design Drawings as approved by Landlord. Working drawings and specifications which are not preceded by Store Design Drawings are subject to rejection by Landlord’s Tenant Coordinator.

2.	All Working Drawings and Specifications prepared by Tenant’s Architect shall be submitted by Tenant two (2) sets of prints, to Landlord for approval within twenty-one (21) days from receipt by Tenant of Landlord’s approval of Store Design Drawings.

Impossible Kicks/The Gardens/7/28/2023

3.	Working Drawings and Specifications must contain the following information:

a.	Architectural:

1)	Key plan showing location of the Premises.

2)	Floor plan, including all interior partitions and dimensions at minimum 1/8” scale.

3)	Reflected ceiling plan, including sprinkler head layout, at minimum 1/8” scale.

4)	Storefront elevation, including Landlord neutral piers and Tenant sign at 1/4” scale.

5)	Overall interior sections through store at minimum 1/8” scale.

6)	Details and sections through Tenant storefront at 1-1/2” scale.

7)	Interior elevations at minimum 1/8” scale.

8)	Details of special conditions at 1-1/2” scale.

9)	Door schedule with details at 1-1/2” scale.

10)	Details, catalog cut sheets and finishes for fixtures.

11)	Finish and color schedule.

b.	Mechanical:

1)	HVAC load Summary.

2)	Floor plan showing air-conditioning unit, ductwork and condenser water lines.

3)	Reflected ceiling plan, including diffusers and return air grilles.

4)	Schedule: Air-conditioning unit(s) and exhaust fan(s).

5)	Information on gas (where applicable).

6)	HVAC control wiring diagrams.

7)	Fixture and equipment cut sheets and warranties.

c.	Electrical:

1)	Electrical and summary.

2)	Floor plan, including branch circuiting and all equipment locations.

3)	System one-line diagram.

4)	Panelboard schedules.

5)	Lighting fixture schedule.

6)	Legend.

Impossible Kicks/The Gardens/7/28/2023

7)	Electrical riser diagram.

d.	Plumbing:

1)	Floor Plan indicating:

Water piping
Sanitary

Plumbing vent piping
Water heater
Drinking fountain (optional)
Water closet
Lavatory
Floor drain
Condensate line

2)	Plumbing piping diagram.

3)	Plumbing fixture schedule.

4)	Water heater detail.

5)	Condensate drain detail.

6)	Hair interceptor when required by Landlord.

e.	Fire Protection: Plan of piping including sizes and sprinkler head locations.

4.	A PDF file of the Working Drawings and Specifications will be returned to Tenant bearing Landlord’s comments. Should the drawings not be approved by Landlord, drawings must be re-submitted for approval within ten (10) days of their receipt by Tenant.

D.	Contractor’s Shop Drawings: After Tenant selects his contractors, he must require them to submit Shop Drawings for the following listed systems and equipment. After approval of same by Tenant’s Architect/Engineer, two (2) approved copies shall be forwarded to Landlord’s Architect to retain for permanent records. Required are the following:

1.	Fire protection sprinklers, with fire marshal’s and underwriter’s approval thereon.

2.	Sign Contractor’s drawings for both exterior and interior signs, indicating sizes, materials, illumination, construction and installation details must be submitted in triplicate for the approval of Landlord and Landlord’s Tenant Coordinator.

3.	Structural steel and miscellaneous iron shop drawings must be submitted (in quadruplicate) for the approval of Landlord’s Architect prior to commencing such work. Shop drawings shall consist of erection diagram locating new work, connections to existing structure, and all details of new work.

III.	PROCEDURE, SCHEDULES AND OBLIGATIONS FOR THE CONSTRUCTION OF THE PREMISES BY TENANT

A.	Tenant Contractor Check-In:

The following procedures must be followed by Tenant’s Contractor prior to the commencement of Tenant’s Work on the Premises:

1.	Provide Landlord five (5) days’ notice and meet with Landlord’s representative for a preconstruction meeting prior to the start of construction.

2.	Provide Landlord with executed copy of Tenant’s Affidavit of Inspection and Acceptance (in a form approved by Landlord) which states that Tenant has inspected the Premises and is familiar with all existing conditions and has field verified the dimensions. It is Tenant’s responsibility to notify Landlord in writing of any discrepancies noted in the Premises prior to the start of Tenant’s Work.

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3.	Furnish one (1) set of Landlord approved Working Drawings and Specifications which shall remain on the job at all times during construction. Included, in addition, must be approved Sign and Sprinkler Shop Drawings.

4.	Submit copies of building permit, electrical permit and mechanical permit from the Building Department and any permits from the Health Department, if applicable.

5.	Submit Tenant Contractor’s performance and/or labor and material bonds which are required by Landlord to insure the faithful performance of Tenant’s Work in accordance with drawings and specifications approved by Landlord.

6.	Provide Landlord with evidence of insurance as called for below. Tenant or Tenant’s contractor shall secure, pay for and maintain, during the continuance of construction and fixturing work within the Premises, all of the insurance policies required and in the amounts as set forth below. Tenant shall not be permitted to commence any work until all required insurance has been obtained and certified copies of policies have been delivered to Landlord.

a.	Tenant’s General Contractor’s and Subcontractor’s required minimum coverages and limits of liability:

1)	Workmen’s Compensation, Employer’s Liability Insurance with limits as required by state law and any insurance required by any employee benefit acts or other statutes applicable where the work is to be performed as will protect the Contractor and Subcontractors from any and all liability under the aforementioned acts.

2)	Commercial General Liability Insurance (including Contractor’s Protective Liability) in an amount not less than Two Million Dollars ($2,000,000) per occurrence whether involving personal injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of Two Million Dollars ($2,000,000). Such insurance shall provide for explosion and collapse coverage and contractual liability coverage and shall insure the General Contractor and/or Subcontractors against any and all claims for personal injury, including death resulting therefrom and damage to the property of others and arising from operations are performed by the General Contractor, Subcontractors, or any of their Subcontractors, or by any one directly employed by any of them.

3)	Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment owned, hired, and non-owned in the following minimum amounts:

Bodily injury each occurrence	$2,000,000
Property damage liability	$2,000,000

Such insurance shall insure the General Contractor and/or Subcontractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others arising from his operations under the Contract and whether such operations are performed by the General Contractor, Subcontractors, or any of their Subcontractors or by any one directly or indirectly employed by any of them.

b.	Tenant’s Protective Liability Insurance - Tenant shall provide Owner’s Protective Liability Insurance that will insure Tenant against any and all liability to third parties for damage because of bodily injury liability (or death resulting therefrom) and property damage liability of others or a combination thereof which may arise from work in the completion of the Premises, and any other liability for damages which the General Contractor and/or Subcontractors are required to insure under any provisions herein. Landlord, Landlord’s representative, and Landlord’s Architect shall be named as additional insured. Said insurance shall be provided in minimum amounts as follows:

Bodily injury, each occurrence	$2,000,000
Property damage, each occurrence	$2,000,000

c.	Tenant’s Builder’s Risk Insurance - Tenant shall provide a completed Value Form “All Physical Loss” Builder’s Risk Coverage on its work in the Premises as it relates to the building within which the Premises is located, naming the interest of the Landlord, Landlord’s Architect and all of Landlord’s subcontractors, as their respective interest may appear within a radius of one hundred feet (100’) of the Premises.

d.	Insurance policies shall name Forbes/Cohen Florida Properties Limited Partnership, Forbes/Cohen Properties, James P. Ryan Associates Architects and Planners P.C., Jon Greenberg and Associates, Inc., and anyone else designated by Landlord as additional insured. Certificates of Insurance shall provide than no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days’ written notice to Landlord.

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7.	A complete list naming Contractors, Subcontractors and Suppliers to be used during the construction or remodel of the Premises including addresses and telephone numbers.

8.	Provide proposed construction schedule completed by Tenant’s contractor and designate construction starting date.

9.	All tenant contractors are required to comply with instructions from authorized “Gardens” personnel, Landlord’s General Contractor, and Construction Rules and Regulations contained in this Exhibit “C” Section III, Item C. At the discretion of Landlord and as a result of failing to observe construction rules and regulations, fines may be imposed and/or the job stopped until the situation is rectified. In addition, Tenant’s Contractor or Subcontractor may be permanently suspended from working at The Gardens.

10.	Prior to commencement of construction, Tenant’s General Contractor shall forward to Forbes/Cohen Florida Properties Limited Partnership, Attention: Tenant Coordinator, the sum of Ten Thousand Dollars ($10,000.00). Said amount shall be held by Landlord as a security deposit until all “Close-Out” Procedures set forth in Section III.C. hereof have been completed by Tenant and/or Tenant’s General Contractor. If such Close-Out Procedures have not been completed within thirty (30) days after Tenant opens for business, Landlord shall have the right to deduct from such amount any charges provided for herein and/or the costs of any work performed by Landlord on behalf of Tenant.

B.	Construction Rules and Regulations:

These construction rules and regulations are intended to insure the safety, protection and welfare of all persons associated with the development of The Gardens. Failure to observe these rules and regulations may, at the discretion of Landlord, result in the job being stopped and Tenant’s General Contractor or Subcontractor being permanently suspended from working at The Gardens.

1.	Before Construction:

a.	Procedures outlined under “Tenant Contractor Check-In” must be performed and Tenant’s Affidavit of Inspection and Acceptance shall be completed prior to meeting with Landlord’s Representative.

b.	Coring through floor slabs for electrical and plumbing penetrations must be coordinated with the Landlord to assure that all available information regarding structural and/or electrical work contained in the concrete floor slabs is known to the Contractor prior to making any floor penetrations. In any event, the Landlord assumes no responsibility for any damages done to such facilities, and all costs to repair damaged services will be the responsibility of Tenant’s Contractor at fault. Tenant shall not proceed with coring without Landlord approval.

2.	General Rules:

a.	Tenant, Tenant’s Architect and/or Contractor must inspect the Premises to become familiar with all existing conditions prior to beginning Tenant design or construction, including field measuring the space to determine exact dimensions, verifying slab conditions, elevations of slab, height of structure above, etc. The Space Layout provided by Landlord covers general conditions and is not an “as-built” drawing. Unless specifically outlined in the Lease, each Tenant space is leased “as-is”.

b.	No construction is to take place beyond the lease line.

c.	Tenant has total responsibility for compliance with all applicable codes, ordinances and the building classification for the specific occupancy type.

d.	Tenant’s Contractor is not permitted to post company name or logo anywhere on the project during any phase of the Tenant’s construction.

e.	The enclosed Mall public toilets are not to be used by construction personnel. Landlord will designate toilet facilities for such use on the site.

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f.	All contractors engaged by Tenant shall be bonded, licensed contractors, capable of performing quality workmanship and working in harmony with Landlord’s Representative and other contractors on the job. All work shall be coordinated with the general project work.

g.	All upper level floor slab penetrations must be sealed and made water tight according to Project Details. Pipe penetrations must be made fire proof; duct penetrations to have U.L. listed fire and smoke dampers in accordance with Project Details.

h.	Any construction activity resulting in excessive noise which would be disruptive to The Gardens activities must be accomplished during hours the Shopping Center is not open to the public. Landlord’s representative reserves the right to order an immediate halt to any excessively noisy work.

i.	During construction Tenant is responsible for any actions of its Contractor within the Common Area of the enclosed Mall or adjacent Tenant space. All delivery of construction materials will be done through rear service corridor. For those tenants not served by a service corridor or exit door from the rear, all deliveries must be coordinated with Landlord’s Representative. Tenant shall minimize disruption or interference of any ongoing operations. Tenant shall be liable for any damages incurred by the negligence of its contractor or agents and disruption of Mall activities including parking lot entrance drives and service areas caused by Tenant’s failure to coordinate with Landlord.

j.	Standard Project Details, as issued by Landlord and as they pertain to Tenant’s work, shall govern with respect to such work. Such details shall be incorporated into the Working Drawings and Specifications for the Premises.

3.	During Construction:

a.	Tenant Contractor’s work area (including storage) will be restricted to the Premises. No construction will be permitted in the enclosed Mall. Contractors must use the Premises as a staging area for all construction, with the exception of storefront and signs. No storage or office trailers will be allowed on the site without Landlord’s written permission.

b.	Certain instances may require Tenant’s Contractor and Landlord to enter other tenants’ premises to perform necessary underslab work, construction extending through levels above, etc. Arrangements for permission to enter other tenants’ premises must be made through Landlord. Such work must be performed at times when such other tenant’s operation will not be affected. All costs associated with said work, including security personnel, are Tenant’s expense.

c.	Landlord’s structural elements other than floor slab may not be used for support of any Tenant construction or equipment including storefront grilles.

d.	All materials used for Tenant’s Work will be maintained at all times within the Premises. Under no circumstances will any portion of the enclosed Mall area be used to store Tenant’s or Tenant’s Contractor’s material, equipment or trash. Landlord reserves the right to clear the enclosed Mall area of any dirt or debris due to Tenant’s construction and back charge to Tenant without prior written notice.

e.	Tenant and Tenant’s Contractor shall protect their work from damage and shall protect the work of other tenants from damage by Tenant, Tenant’s Contractor and their employees and subcontractors. Landlord shall not be held responsible for damage done by other tenants or their contractors.

f.	Mall floors, neutral strips and Landlord’s bulkhead must be protected from damage by Tenant’s construction. Any damage resulting from Tenant’s construction will be rectified by Landlord at Tenant’s expense.

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g.	Any electricity needed to work in the Premises shall come from Tenant’s wiring within the Premises, not from Common Area outlets.

h.	Tenant’s HVAC equipment must utilize existing utility shafts for outside air intake and toilet room exhaust. Coordinate all work with Landlord’s Representative.

i.	Elevators may be used as necessary for material deliveries, but must be scheduled for use through Landlord.

j.	Tenant shall pay for temporary electricity consumed during the construction of the Premises as metered by the existing meter. If the meter is removed or does not exist, the temporary electrical rate $0.25/s.f./month or a minimum of $500.00 per month shall be paid by Tenant until a meter is operational.

4.	Temporary Storefront Barricades:

a.	Temporary storefront barricades shall be utilized during all phases of Tenant’s construction and merchandising.

b.	Landlord shall furnish and install a temporary storefront barricade along the Mall lease line. Tenant shall reimburse Landlord One hundred Dollars ($100.00) per linear foot of barricade installed.

c.	Tenant’s Contractor, with the approval of the Landlord’s Representative shall relocate the barricade a maximum of three feet (3’) into the enclosed Mall during actual construction of the storefront. In relocating said barricade, Tenant’s Contractor shall not drill or otherwise anchor directly into enclosed Mall floor. Tenant’s contractor must provide a dust enclosure acceptable to Landlord’s Representative from the top of barricade to Landlord’s bulkhead. Contractor shall also provide sufficient protection of the enclosed Mall floor to prevent any damage during storefront construction.

d.	No access shall be allowed through the temporary storefront barricades except for those tenants that do not have access to either a service exit corridor or an exit door through exterior walls. Where access is provided through the barricade, Tenant’s Contractor shall provide a rug or mat of sufficient size on the interior side of the barricade for workers to clean off their shoes so as to not track dirt or dust into Mall. This access door shall be kept closed at all times during construction.

e.	Temporary storefront barricade shall remain in place until it is determined by Landlord’s Representative that the Premises is fully fixtured and merchandised.

f.	Upon determination by Landlord that Tenant is ready to open for business, Landlord shall direct Tenant’s Contractor to remove the temporary storefront barricade and dispose of all materials off-site. Tenant shall reimburse Landlord for all costs to repair any damage to the Mall caused by construction of Tenant’s storefront and the attachment or relocation of the temporary storefront barricade.

5.	Sprinkler System:

a.	Tenant’s Contractor shall install complete sprinkler system within the Premises up to final connection to sprinkler stub provided by Landlord.

b.	Tenant’s Contractor shall have system pressure tested and approved by all authorities prior to final connection to Landlord’s system.

c.	Tenant’s Contractor shall notify Landlord’s Representative at such time as final connection to the Mall system is ready to be made. Only the Landlord’s Sprinkler Contractor shall drain the Mall system, only during nonbusiness hours. Once the system is drained, Tenant’s Contractor shall make the final connection. Once the final connection is completed, Tenant’s contractor shall remain on the job site while Mall contractor fills the system. Should any problems with Tenant’s system develop at this time, Tenant’s Contractor shall make any necessary repairs immediately. Tenant shall reimburse Landlord for all costs of draining and refilling the Mall system, including labor.

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6.	Parking and deliveries:

a.	Parking is available near the Mall for all Tenant Contractor and construction related vehicles. Construction related vehicles parked in unauthorized area will be towed at the expense of the owner of the vehicle.

b.	Except when unloading materials at service entrances (15 minute limit), Tenant’s contractor’s vehicles must be parked in designated areas. No parking will be allowed at service areas. No vehicles of any type will be allowed to drive on the sidewalk or park or stand at Mall entrances.

c.	All construction materials shall be brought into the Premises through the service door, not through the Mall. Those tenants who do not have service doors must make arrangements with Landlord’s Representative to schedule deliveries and route through other areas.

d.	Each Contractor must notify Landlord’s Representative of major material deliveries for which an alternate delivery route is needed or when additional unloading time is required.

e.	Each Contractor will be responsible for the protection of the Mall. Plywood and visqueen protection is required wherever it is necessary to use Mall floors to deliver construction materials and equipment. All repair of damage to the Mall will be performed by Landlord’s contractor at the cost of the Tenant causing the damage. The floor shall be covered and protected in a manner acceptable to Landlord along the entire route of the delivery.

f.	Only rubber wheeled vehicles may be used in the Mall.

7.	Security:

a.	Landlord is not responsible for securing Tenant spaces. All barricades and entrances to work areas must be secured nightly.

b.	Securing construction tools and materials is Tenant’s Contractor’s responsibility.

8.	Trash:

Each Tenant’s Contractor is responsible for supplying a dumpster at Tenant’s expense for the daily removal of all construction debris and trash from the Premises. All trash is to be stored within the Premises until carried to the General Contractor’s open top container located in an area designated by Landlord. Tenant’s Contractor shall pay all costs for clean up and removal of trash associated with Tenant’s construction.

9.	Completion:

a.	Landlord shall have the right to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines in its sole discretion should be performed immediately and on an emergency basis for the best interest of the project, including without limitation work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction materials and debris.

b.	Tenant shall contact Landlord’s Representative prior to completion of the Premises to arrange for a final inspection. Final inspection will consist of an on-site walk-through conducted by Landlord’s Representative. A punch list will be issued by Landlord and completed in a timely manner by Tenant’s Contractor.

c.	Tenant is responsible for securing a Certificate of Occupancy from governmental authorities.

d.	Tenant shall deliver to Landlord’s Representative complete items as outlined in “Tenant Close-Out Process”.

e.	Upon the completion of the Tenant’s Work, all facilities shall be fully usable for the purpose intended without defects.

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f.	Upon the completion of the Tenant’s Work, warranties (one year from date of store opening) on all work and equipment shall be provided to Landlord by Tenant. All warranties relating to mechanical and electrical systems shall be extended to Landlord.

C.	Tenant Close-Out Process:

Within sixty (60) days of opening or request from Landlord, whichever is earlier, Tenant shall complete or furnish to Landlord the following:

1.	Tenant or Tenant’s Contractor must have made payment of all construction charges due.

2.	The Premises must be one hundred percent (100%) complete, in accordance with good workmanship and the Working Drawings and Specifications as approved by Landlord.

3.	Provide Landlord with a copy of unqualified, Final Certificates of Occupancy from the Building Department.

4.	Letter from Tenant stating date Tenant opened for business.

5.	Sworn statement from Tenant listing the total cost of material and labor by trade for leasehold improvements, Tenant’s fixtures and Landlord furnished work in the Premises.

6.	Waiver of Lien, with original signatures from Tenant’s General Contractor and each Subcontractor for the amounts specified in Item No. 5. No partial Waivers of Lien will be accepted.

7.	Tenant’s Affidavit of Inspection and Acceptance of the Premises.

8.	One set of “as-built” drawings for Landlord’s file.

9.	One (1) set of balancing reports for all HVAC systems.

10.	Fixture and equipment warranties valid for one (1) year from date Tenant opens for business.

11.	Statement from Tenant wherein Tenant agrees to indemnify Landlord for any claims by Material Suppliers, Contractors or Subcontractors.

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EXHIBIT “D”
THE GARDENS
RETAIL TENANTS
CITY OF PALM BEACH GARDENS, PALM BEACH COUNTY, FLORIDA

(September 9, 2009)

Tenants shall utilize condenser water from a central cooling tower as well as unfiltered fresh air from central fresh air ducts during regular Shopping Center hours as determined by Landlord.

Tenant shall design and construct the ventilating and air-conditioning systems within or directly related to its Premises with air-conditioning condenser lines connected to the central condenser water system and fresh air supplied by fresh air duct stub, all in accordance with Landlord’s requirements and approval.

The environmental systems required to provide such condenser water and fresh air (the “Environmental Systems”) will be installed by Landlord. Tenant shall pay the Capital Charge and the Annual ES Charge relating to the Environmental Systems as provided herein.

CAPITAL CHARGE

The Capital Charge to Tenant for the Environmental Systems shall be One and 00/100 Dollar ($1.00) per square foot of the Premises per annum. The Capital Charge shall be divided into twelve (12) equal monthly installments and paid by Tenant on the first (1st) day of each month in advance.

OPERATING COSTS AND EXPENSES

From and after the date Tenant connects to the Environmental Systems, Tenant shall pay to Landlord an amount determined in the manner hereinafter provided (the “Annual ES Charge”).

Annual ES Charge will be in addition to the costs incurred by Tenant for maintenance and operation of equipment installed by Tenant.

The base Annual ES Charge will be determined by a unit rate per square foot of floor area of Tenant’s Premises and shall be paid by Tenant to Landlord in accordance with Section 1 hereof.

Section 2 hereof provides the basis for adjustment to the Annual ES Charge if Tenant’s design load for the Premises exceeds Landlord’s base standards. Section 3 hereof provides the basis for adjustment to the Annual ES Charge rate for increases in the operating variables.

Section 1. Method for Developing Annual ES Charge:

(a)	For the purpose hereof, the “base unit rate” shall be the “Operating Costs”, as hereinafter defined, divided by the gross leasable area of the Shopping Center serviced by the environmental system.

(b)	As used herein, the term “Operating Costs” shall mean all costs and expenses of every kind and nature paid or incurred by Landlord in operating, repairing, replacing and maintaining the environmental system including, without limitation, repairing, replacing and maintaining the same, water, sewage, gas and electricity, and other utilities, including any and all usage, service, hookup, connection, availability and/or standby fees or charges pertaining to the same, compliance with rules, regulations and orders of governmental authorities pertaining to air pollution control, including the cost of monitoring air quality, premiums for liability, casualty and property insurance, personal property taxes, audit fees and expenses, supplies, depreciation (or reserves therefore) of equipment, total compensation and benefits (including premiums for worker’s compensation or other insurance or other retirement or employee benefits, and including all costs incurred in providing such benefits) paid to or on behalf of employees involved in the operation, maintenance and repair of the environmental system and an amount equal to fifteen percent (15%) of the total of all of the foregoing costs and expenses to compensate Landlord for administrative services. Notwithstanding anything herein contained to the contrary, any charges included pursuant to the provisions of Section 6.05 of the Lease shall be excluded from Operating Costs and to the extent tenants of the Shopping Center pay an adjusted unit rate, the amount paid by such tenants in excess of the base unit rate shall be credited in the computation of the Operating Costs.

(c)	Landlord shall estimate the Operating Costs for each calendar year, and the “base unit rate” and “adjusted unit rate”, as herein defined, shall be based upon Landlord’s estimate subject to adjustment pursuant to Section 3 hereof.

(d)	The term “adjusted unit rate” shall be the rate after the base unit rate has been adjusted as provided in Section 2 hereof.

(e)	The adjusted unit rate shall be multiplied by the gross leasable area of the Premises and the product thereof will be the Annual ES Charge, which shall be divided into twelve (12) equal monthly installments and paid by Tenant on the first (1st) day of each month in advance, subject to adjustment pursuant to Section 3 hereof.

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Section 2. Design Load Adjustment:

(a)	The Base Unit Rate has been developed in part from the Design Criteria which includes a maximum electrical heat producing load of twenty (20) BTU per hour per square foot or six (6) watts per square foot, all as determined by Landlord’s Engineer.

The Base Unit Rate shall be increased by ten percent (10%) or the fraction thereof for each watt per square foot or fraction thereof in excess of the maximum six (6) watts per square foot, all as determined by Landlord’s Engineer. Availability of this excess cooling capacity shall be at the discretion of the Landlord, pending his review.

(b)	The Actual Unit Rate shall initially be determined by inspection of Tenant’s Working Drawings by Landlord’s Engineer. Landlord shall have the right to inspect the Premises, and in the event “As-Built” lighting installation and other heat producing fixtures exceeds loads indicated on the Working Drawings, Landlord will adjust the Actual Unit Rate on the basis of the above formula.

Section 3. Operating Expense Adjustment:

Subsequent to the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Operating Costs for such period. If the total amount paid by Tenant pursuant to Section 1 hereof for such calendar year shall be less than the actual amount due from Tenant for such year as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due of deficiency to be paid within ten (10) days after the furnishing of each such statement, and if the total amount paid by Tenant pursuant to Section 1 for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against the next installments due from Tenant to Landlord under Section 1 hereof.

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